Exhibit 10.17

NOODLES & COMPANY

FRANCHISE AGREEMENT

EXHIBITS

EXHIBIT A - DISCLOSURE OF OWNERSHIP INTERESTS

EXHIBIT B - PRINCIPAL OWNERS’ PERSONAL GUARANTY OF FRANCHISEE’S OBLIGATIONS

EXHIBIT C - CONFIRMATION OF TERM COMMENCEMENT DATE

EXHIBIT D - INVESTOR PERSONAL COVENANTS REGARDING CONFIDENTIALITY AND NON-COMPETITION

EXHIBIT E - PROTECTED AREA EXHIBIT

NOODLES & COMPANY
FRANCHISE AGREEMENT

This Franchise Agreement (this “Agreement”) is made as of this            day of                         ,               , between NOODLES & COMPANY (“Franchisor”, “we”, “us” or “Noodles & Company”), a Delaware corporation, with its principal place of business located at 520 Zang Street, Broomfield, CO 80021 and                                                                                  (“Franchisee” or “Area Operator” or “you”), a(n)                                                                   , whose principal address is:                                                                           .

This Agreement is a legal document that grants a franchise to the Franchisee subject to certain terms and conditions.  While the relationship under the law is that of Franchisor and Franchisee, we will also refer to you throughout this Agreement as the Area Operator because we think it better conveys the way we value you as an operator of Noodles & Company Restaurants.

1.                                    INTRODUCTION.

1.01 Noodles & Company Restaurants.  We own, operate and franchise Noodles & Company Restaurants (each, a “Restaurant”), specializing in noodle dishes, salads, sandwiches, soups, desserts, breads, beverages, beer, wine, and other menu items, and merchandise related to the Noodles & Company Restaurant concept, as we may authorize from time to time.  We have developed and own a comprehensive system for developing and operating Noodles & Company Restaurants, including trademarks, trade dress, signage, building specifications, designs and layouts, equipment, ingredients, specifications and recipes for authorized food products, methods of inventory control, training programs and certain operational and business standards, policies and procedures, all of which we may improve, further develop or otherwise modify from time to time.

1.02 Your Acknowledgments.  You acknowledge that you have read this Agreement and our Franchise Disclosure Document and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain our high standards of quality and service and the uniformity of those standards at each Noodles & Company Restaurant and thereby to protect and preserve the goodwill of the Marks.  You acknowledge that you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that, like any other business, the nature of the business conducted by a Noodles & Company Restaurant may evolve and change over time; that an investment in a Noodles & Company Restaurant involves business risks; and that your business abilities and efforts are vital to the success of the venture.  You understand that the Restaurant industry is highly competitive, that market conditions evolve and change over time, and that an investment in a Noodles & Company franchise involves business risks.  You acknowledge that, in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity.  All business dealings between you and such persons as a result of this Agreement are solely between you and us.  You further acknowledge that we have advised you to have this agreement reviewed and explained to you by an attorney and that you have reviewed this Agreement with your attorney or that you waive your right to do so.

1.03 Your Representations.  You and your Principal Owners, jointly and severally if applicable, represent and warrant to us as an inducement to our entering into this Agreement that: (a) all statements you have made and all materials you have submitted to us in connection with your application to us are accurate and complete and that you have made no material misrepresentations or material omissions in obtaining the franchise; (b) neither you nor any of your Principal Owners has made any untrue statement of any material fact or has omitted to state any material fact in the written information you have submitted in obtaining the rights granted hereunder; (c) neither you nor any of your Owners has any direct or indirect legal or beneficial interest in any business that may be deemed a Competitive Business, except as you have otherwise completely and accurately disclosed in writing to us in connection with obtaining the rights granted hereunder; and (d) the execution and performance of this Agreement will not violate any other agreement to which you or any of your Owners may be bound.  You recognize that we have executed this Agreement in reliance of all of the statements you and your Owners have made in writing in connection with this Agreement.

1.04 Certain Definitions.  * The terms listed below have the meanings throughout this agreement and include the plural as well as the singular.  He, his or him means she, hers or her, as applicable.  Other terms are defined elsewhere in this Agreement in the context in which they arise.

“Affiliate” — Any person or entity that directly or indirectly owns or controls the referenced party, that is directly or indirectly owned or controlled by the referenced party, or that is under common control with the referenced party.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Alternative (Alternate) Approved Supplier” — Any supplier you or another Area Operator has proposed to supply Non-Proprietary Products and who we have approved to do so in accordance with the terms of this Agreement.

“Approved Supplier” — Any supplier we authorize to supply Non-Proprietary Products and other supplies and construction materials, as defined in Section 9.04.

“BDF” — Brand Development Fund as defined in Section 10.01.

“Competitive Business” — Any business that operates or franchises one or more restaurants:  (1) whose sales of Specified Dishes (as defined below) collectively constitute more than 10% of restaurant operating revenues; (2) that are the same as, or substantially similar to, the Noodles & Company concept as it evolves or changes over time; or (3) that operate in a fast casual or quick casual format.  As used in this Agreement, “Specified Dishes” means noodle dishes, pasta dishes, Asian dishes, Italian or Mediterranean dishes and any other dishes that are the same or substantially similar to the dishes on the Noodles & Company menu (“Noodles & Company Dishes”) as it may evolve or change over time.  Restrictions in this Agreement on competitive activities do not apply to: (a) the ownership or operation of other Noodles & Company restaurants we or our Affiliates licenses; (b) the ownership of shares of a class of securities that are listed on a public stock exchange or traded on the over-the-counter market and that represent less than five percent (5%) of that class of securities; or (c) any restaurant concept whose per person average check during the preceding twelve (12) months was more than fifty percent (50%) higher or lower than Noodles & Company per person average check for the same period.  Revenue of a restaurant, as used in this definition means the aggregate amount of all sales of food, beverages and other products sold in or by such restaurant, whether for cash or credit, but excluding all federal, state or municipal sales or service taxes collected from customers and paid to the appropriate taxing authorities, all coupons, promotions, discounts and refunds.

“Confidential Information” — Our proprietary and confidential information relating to the development and operation of Noodles & Company Restaurants, including: (1) ingredients, recipes and methods of preparation and presentation of authorized food products; (2) site selection criteria for Noodles & Company Restaurants and plans and specifications for the development of Noodles & Company Restaurants; (3) sales, marketing and advertising programs and techniques for Noodles & Company Restaurants; (4) identity of suppliers and knowledge of specifications, processes, procedures and equipment, contract terms, and pricing for authorized food products, materials, supplies and equipment; (5) knowledge of operating results and financial performance of Noodles & Company Restaurants, other than Noodles & Company Restaurants you own; (6) methods of inventory control, storage, product handling, training and management relating to Noodles & Company Restaurants; (7) computer systems and software programs used or useful in Noodles & Company Restaurants;  (8) this Agreement and the terms hereof; and (9) any information that we provide you that is labeled proprietary or confidential.

“Commencement of Construction” — Means the first day on which any construction is begun on the Premises, including ground break if the Restaurant is being built by you, or demolition if you are converting an existing structure.

“Designated Supplier” — Any supplier whom we authorize to manufacture Proprietary Products.

“Development Area” — The development area defined in a Development Agreement between Noodles and Company and an Area Operator.

“Entity” — Business corporation, partnership, limited liability company or other legal entity.

“FMF” — Field Marketing Funds, as defined in Section 10.02.

“Grand Opening Marketing Program” — The marketing program required by Sections 3.05 and 10.03 for the purpose of marketing each new Restaurant you open.

“Immediate Family” — Spouse, parents, brothers, sisters and children, whether natural or adopted.

“Ingredients” — Noodles & Company proprietary sauces and other ingredients from which the distinctive Company products are made.

“Internet” — Means any of one or more local or global interactive communications media, that is now available, or that may become available, and includes Web sites and domain names.  Unless the context otherwise indicates, Internet includes methods of accessing limited access electronic networks, such as Intranets, Extranets, and WANs.

“Limited Access Highway” — Means that portion of a highway with oasis or service centers facilities for motorists and truckers.  Includes highways with limited access from surface roads, often commonly referred to as freeways or Interstate Highways.

“MAF” — The Marketing Administration Fee as defined in Section 10.04.

“Marks” — The current and future trade names, trademarks, service marks and trade dress used to identify the services and/or products Noodles & Company Restaurants offer, including the mark “Noodles & Company” and the distinctive Noodles & Company Restaurants’ building design and color scheme whether owned by Noodles & Company or one of its affiliates.

“Multi-Area Marketing Programs” — Means regional, national, or international programs designed to increase business including multi-area customer, national customer, commercial customer, Internet, event, yellow pages, directory, affinity, vendor, and co-branding programs.  Such programs may require your cooperation (including refraining from certain channels of marketing and distribution), participation (including payment of commissions or referral fees), and adherence to maximum pricing to the extent permitted by law.  All such programs are our proprietary trade secrets.

“Net Royalty Sales” — The aggregate amount of all sales of food, beverages, wine and beer, and other products and merchandise sold and services rendered at the Premises or otherwise rendered in connection with your Noodles & Company Restaurant or your use of the Marks, including sales at or away from your Noodles & Company Restaurant, whether for cash or credit, and regardless of collection in the case of credit, but excluding: (1) all federal, state or municipal sales or service taxes collected from customers and paid to the appropriate taxing authority; and (2) all bona fide, documented (i) customer promotional discounts approved by us; (ii) refunds; (iii) voids, and (iv) employee meal discounts.

“Non-Traditional Venues” — As defined in Section 2.02.

“Noodles & Company Restaurants” — Restaurants that we or any of our Affiliates own or operate or franchise and that use the Marks and the System.

“Operating Partner” — The individual you designate in Exhibit A, and any replacement we approve.

“Operations Manual” — Our confidential operations manual, as amended from time to time, which may consist of one or more manuals in any combination of paper, video, digital or other format, including any Noodles & Company operating system manual, management training manual and other training manuals, containing our mandatory and suggested standards, specifications and operating procedures relating to the development and operation of Noodles & Company Restaurants and other information relating to your obligations under this Agreement.  The term “Operations Manual” also includes alternative or supplemental means of communicating such information by other media whenever such communications specifically reference that they are to be considered part of the Operations Manual, including bulletins, e-mails, videotapes, audio tapes, compact discs, computer diskettes, CD-ROMs, and websites.

“Owner” — Each person or entity that has a direct or indirect legal or beneficial ownership interest in you, if you are an entity.

“Personnel” — All persons you employ to develop, manage or operate your Noodles & Company Restaurants, including persons in general and area management positions, assistant managers, shift supervisors, hourly associates and all other persons employed at your Noodles & Company Restaurants, including outside support, such as accountants, office staff, etc.

“Premises” — The location identified in Section 2.01.

“Principal Owner” — Each Owner that has a ten percent (10%) or greater interest in you, if you are an entity or an individual that owns ten percent (10%) or more of the interest in the FA.

“Proprietary Products” — As defined in Section 9.03.

“Protected Area” — The protected area identified in Section 2.02 and as depicted in the Protected Area Exhibit, Exhibit E, if applicable.

“Publicly Held Entity” — As defined in Section 14.07.

“Reporting Period” — As defined in Section 6.02.

“Royalty Fee” - Five percent (5.0%) of Net Royalty Sales.

“Sweep Period”— As defined in Section 6.02.

“System” — The business methods, designs and arrangements for developing and operating Noodles & Company Restaurants, including the Marks, building specifications, design and layouts, trade dress, signage, equipment, ingredients, recipes, methods of preparation and specifications for authorized food products, food safety procedures, training, methods of inventory control, vendor base, and certain operating and business standards, policies and procedures, all of which we may improve, further develop or otherwise modify from time to time.

“Then Current Franchise Agreement” — Means the Franchise Agreement being offered to and executed by new Franchisees as of the relevant date.

“Transfer” or “Transfer the Franchise” — Or similar words - The voluntary, involuntary, direct or indirect sale, assignment, transfer, license, sublicense, sublease, collateral assignment, grant of a security, collateral or conditional interest, inter-vivos transfer, testamentary disposition or other disposition of this Agreement, any interest in or right under this Agreement, or any form of ownership interest in you or the assets, revenues or income of your Noodles & Company Restaurants including: (1) any transfer, redemption or issuance of a legal or beneficial ownership interest in the capital stock of, or other ownership interest in, you or of any interest convertible to or exchangeable for capital stock of, or other ownership interest in, Area Operator; (2) any merger or consolidation between you and another entity, whether or not you are the surviving corporation; (3) any transfer in, or as a result of, a divorce, insolvency, corporate or partnership dissolution proceeding or otherwise by operation of law; (4) any transfer upon your death or the death of any of your Principal Owners by will, declaration of or transfer in trust or under the laws of interstate succession; or (5) any foreclosure upon your Noodles & Company Restaurants or the transfer, surrender or loss by you of possession, control or management of your Noodles & Company Restaurants.

“Your Noodles & Company Restaurant” or “the Restaurant” — The Noodles & Company Restaurants you operate at the Premises.  The plural includes all your Noodles & Company Restaurants.

* Any capitalized term not defined herein shall have the same meaning as that prescribed in the Franchise Agreement.

2.                                      GRANT OF RIGHTS.

2.01 Grant of Franchise and Term.  Subject to the terms of this Agreement, we grant to you the right, and you assume the obligation, to operate a Noodles & Company Restaurant at the location set forth on the front page of this Agreement (the “Premises”) and to use the Marks and System solely in connection therewith, for a term of twenty (20) years, starting on the date of the opening of your Noodles & Company Restaurant (the “Term”).  Immediately after the opening date, Noodles & Company may, at its discretion, deliver a Confirmation of Term Commencement Date in the form of Exhibit C hereto.  You must conduct the business of your Noodles & Company Restaurant at the Premises for the duration of the Term.  You may not conduct the business of your Noodles & Company Restaurant or use the System at any site other than the Premises, or relocate your Noodles & Company Restaurant, without our consent.  For the duration of the Term, you have the obligation to relocate a closed Noodles & Company Restaurant at a mutually acceptable location, unless we determine otherwise at our discretion.  In the event Noodles & Company develops and implements an approved catering program, you shall have the right to cater to businesses or other locations within the Protected Area if you follow all procedures and menu requirements, purchase all supplies, products and ingredients through Approved Suppliers and Designated Suppliers, and otherwise follow the Operations Manual as to catering.

2.02 Your Protected Area.  During the Term, we will not operate (directly or through an Affiliate), nor grant to another person the right to operate, any Noodles & Company Restaurant located within the geographical area depicted on the attached Exhibit E, Protected Area Exhibit, as the “Protected Area,” unless such Restaurant(s) was in operation, under lease or construction or other commitment to open prior to execution of this Agreement, which Restaurant(s) is expressly excluded from this clause.

You acknowledge, however, that certain locations within the Protected Area are by their nature unique and separate in character from the sites to which we intend to grant you a franchise; such sites are referred to as “Non-Traditional Venues.” As a result, you agree that Non-Traditional Venues are excluded from the Protected Area and we shall have the right to develop (by direct ownership, franchising, licensing or other means) such locations even if such sites are located within the Protected Area and regardless of the proximity of such sites to any Noodles & Company Restaurant for which you have, or might have in the future, a franchise.  Non-Traditional Venues include, for example: (i) transportation facilities, including airports, train stations, subways and rail, and bus stations; (ii) military bases and government offices; (iii) sports facilities, including stadiums and arenas; (iv) amusement parks, zoos, and convention centers; (v) car and truck rest stops, and travel centers and Limited Access Highway oasis and rest and service areas; (vi) casinos; (vii) food courts; (viii) Indian reservations; and (ix) museums.

2.03 Additional Reservation of Rights.  Except for the rights specifically granted to you, we reserve all other rights, including, for example, the following rights:

(i) We reserve the right to manufacture and sell anywhere products that are the same or similar to products sold in Noodles & Company Restaurants using brand names that are similar to or the same as the Marks through any channel of distribution, including, for example, grocery stores, supermarkets, convenience stores, caterers, and gas stations.

(ii) We reserve the right to sell products and services through other channels of distribution including Internet, wholesale, mail order and catalog.  The Internet is a channel of distribution reserved exclusively to us and you may not independently market on the Internet or conduct e-commerce except as we approve.

(iii) We reserve the right to operate and franchise and license others to operate other concept Restaurants.

(iv) We reserve the right to develop and/or own other franchise systems for the same or similar products and services using different trademarks than those licensed to you.

(v) We reserve the right to produce, license, manufacture, sell, distribute and market Noodles & Company brand named products, and products bearing other marks, including food and beverage products, clothing, souvenirs and novelty items through any channel of distribution, including, for example, grocery stores, supermarkets, convenience stores, caterers, and gas stations.

(vi) We reserve the right to purchase or be purchased by, or merge or combine with, competing businesses wherever located.

3.                                      DEVELOPMENT OF YOUR NOODLES & COMPANY RESTAURANT.  (See also Development Milestones Checklist attached hereto, which is a brief summary of the development process.  In the event of a discrepancy or ambiguity, the text of the Agreement, and not the Development Milestones Checklist, shall control).

3.01 Site Investigation and Acceptance.  You agree that our approval of the Premises and any information communicated to you regarding our site selection criteria for Noodles & Company Restaurants does not constitute a warranty or representation of any kind, express or implied, as to the suitability of the Premises for a Noodles & Company Restaurant or for any other purpose.  Our approval of the Premises merely signifies that we are willing to grant a franchise for a Noodles & Company Restaurant at that location; we make no representation to you of the site suitability.  Your decision to develop and operate a Noodles & Company Restaurant at the Premises is based solely on your own independent investigation of the suitability of the Premises for a Noodles & Company Restaurant.

Area Operator shall submit to Noodles & Company such demographic and other information regarding the proposed site(s) and neighboring areas as we shall require on our Site Package.  The Site Package shall be submitted in a format defined by Noodles & Company to allow submittal and presentation to the Real Estate Site Approval Committee.  We will provide training to assist you in completing a typical Site Package for your first Restaurant.  The Real Estate Site Approval Committee meets approximately every two weeks, and Area Operators are responsible for submitting their sites for approval at least 1 week prior to the meeting.  Area Operators are required to attend meetings or participate via conference call.

Noodles & Company shall evaluate the site request within forty-five (45) days of submission of a fully completed Site Package and any additional information we request.

In consideration of our approval of the Premises, you and your Owners release and hold harmless us, our Affiliate, officers, directors, employees and agents from any and all loss, damages and liability arising from or in connection with the selection and/or approval of the Premises for development as a Noodles & Company Restaurant, agree to timely pay the Franchise Fee, as hereinafter defined for such approved site, and agree not to locate such Noodles & Company Restaurant at any other location without completing the entire site selection process for said new site.  You agree to execute this Franchise Agreement and pay the Franchise Fee within thirty (30) days of your signing the lease for the Premises, or when Construction is commenced, whichever first occurs.

3.02 Purchase or Lease of Premises.  You must lease, sublease or purchase the Premises simultaneously upon execution of this Agreement or prior to signing this Agreement in conformity with Section 3.01 above.  We have the right to approve and modify the terms of any lease, sublease or purchase contract for the Premises, and you agree to deliver a copy to us for our approval before you sign it.  Beginning with the Lease for your third Restaurant, we may charge you for our Lease review at the rates listed in our then current Operations Manual.  You agree that any lease or sublease for the Premises must, in form and substance satisfactory to us, include all of the provisions set forth in the Addendum to Lease Form, as modified from time to time and which is contained in the Operations Manual, shall be for an aggregate term of (at least) twenty (20) years in a combination of initial term and renewals, and shall include any other provisions as we may determine desirable from time to time.  You may not execute a lease, sublease or purchase contract or any modification thereof without our approval.  Our approval of the lease, sublease or purchase contract does not constitute a warranty or representation of any kind, express or implied, as to its fairness or suitability or as to your ability to comply with its terms and we do not assume any liability or responsibility to you or to any third parties due to such approval.  You must deliver a copy to us of the fully signed lease, sublease or purchase contract within five (5) days after its execution.  If the lease terminates for any reason prior to expiration of this Agreement, Noodles & Company shall have the option to require you to locate and secure an alternative approved site within three (3) months, or such other time period as we mutually agree, of the termination or Noodles & Company may, at its option, terminate the Agreement as to such Restaurant. We also require that any lease in which you enter into for the Premises that you or an Affiliate owns, contain terms and conditions and payments that are commercially reasonable in our opinion.

You must promptly begin the permitting, licensing and approval process to ensure that construction commences within sixty (60) days of the date the lease or purchase of the premises is consummated.  If permitting and licensing is anticipated to take longer than sixty (60) days, you must advise us in writing of the date on which you anticipate obtaining such permits and licenses and the reasons for the extended time period.  Failure to comply with this provision is a material breach of the Agreement.

3.03 Development of the Premises.

(a) Space Plan/Signage Plan.  We will provide the Area Operator with a space plan layout and exterior signage plan for the first three Restaurants developed by the Area Operator.  During the preparation of the Space Plans and Signage Plans, Noodles & Company will provide the Area Operator, and their respective architect/designer, with design training and criteria so that the Area Operator will be prepared to complete the space plan and signage plan on all units after the first three (3) Restaurants.  Noodles & Company will prepare the space plan and signage plan for additional units for the fee defined in the then current Operations Manual.  All space plans and signage plans prepared by the Area Operator must be submitted to Noodles & Company for approval.  Noodles & Company reserves the right to make any changes to the space plans or signage plans when submitted.  Noodles & Company shall provide approval, or approval with changes, within fourteen (14) days of submittal of plans.  All space plans and signage drawings must be submitted electronically in AutoCad V.  2004 software or later.

(b) Plans and Licensed Architect.  Upon completion and approval of the space plan and signage plan for each Restaurant, the Area Operator shall be responsible for developing construction drawings and specifications by a licensed architect and engineer for building permit submittal.  You shall submit to us your final plans, including all construction plans and specifications and design specifications, for our acceptance before starting to develop the Premises.  All final plans must be prepared by a licensed architect.  You acknowledge that the design and materials used in the construction of Noodles & Company Restaurants is important to us and you agree to adhere to our design and constructions specifications and to use the materials and suppliers we require.  You are solely responsible for developing your Noodles & Company Restaurant, for all expenses associated with it and for compliance with the requirements of any applicable federal, state or local law, code or regulation, including those concerning the Americans with Disabilities Act or similar rules governing public accommodations for persons with disabilities.  Our review and acceptance of your plans is not designed to assess compliance with federal, state or local laws, codes, and regulations, including the Americans with Disabilities Act, as compliance with such laws is your sole responsibility.  All development and any signage must be in accordance with the plans and specifications we have approved and must comply with all applicable laws, ordinances and local laws, codes, and regulations.  Within two (2) weeks of opening the Restaurant, you must submit all revised or “as built” plans and specifications.

(c) Construction.  You must start construction of your Noodles & Company Restaurant (i) within sixty (60) days after you have leased, subleased or acquired the Premises or (ii) upon receipt of all necessary permits and licenses, provided such permits were promptly requested, whichever is later, unless we mutually agree otherwise.  We reserve the right to require that you obtain our acceptance of your choice of general contractor.  You must procure all applicable construction insurance in amounts and coverages in accordance with the Noodles & Company Operations Manual.  You must obtain lien waivers from your general contractor and all subcontractors who furnish any materials or services in the construction of your Noodles & Company Restaurant.  You must complete construction of your Noodles & Company Restaurant within one hundred-twenty (120) days after the start of construction, unless we agree otherwise.  You must open your Noodles & Company Restaurant within fourteen (14) days after the date construction is completed and all necessary approvals have been obtained.  Time is of the essence in the construction and opening of your Noodles & Company Restaurants and failure to comply with all deadlines relating thereto is a material breach or default of this Agreement.  Any extensions of time are subject to our approval, which we may withhold at our discretion.

The requirement to complete construction of your Noodles & Company Restaurant includes obtaining all required construction and occupancy licenses, permits and approvals, all beer and wine licenses, developing the Premises (including all outdoor features, patios, and landscaping of the Premises), installing all required fixtures, furnishings, equipment and signs, and doing all other things as may be required pursuant to this Agreement or by practical necessity to have your Noodles & Company Restaurant ready to open for business.  You must notify us fourteen (14) days prior to opening, and we may, at our discretion and expense, conduct a pre-opening inspection of the Premises.  Your Noodles & Company Restaurant may not be opened for business until we have notified you that your Noodles & Company Restaurant meets our training requirements for opening and as properly staffed and equipped to provide a positive Noodles & Company guest experience.

Notwithstanding anything to the contrary contained in this Section 3.03, you shall not be deemed to be in breach of this Section 3.03 if your failure to start construction, finish construction or open your Noodles & Company Restaurant as above provided results solely from significant and substantial weather delays, fires or other natural disasters not exceeding twenty (20) days in the aggregate for all such delays; any delay resulting from any of such causes shall extend performance, in whole or in part, only as we mutually agree upon, but in no event for an aggregate of more than twenty (20) days for all such occurrences.

(d) Construction Orientation and Visits During Construction.  Noodles & Company will provide a construction orientation for the Area Operator and the selected general contractor for the first Restaurant developed by the Area operator.  The orientation shall be conducted in a manner and location deemed appropriate by Noodles & Company, and shall review the construction standards and procedures commonly employed to construct a Noodles & Company Restaurant.  The Area Operator may request additional construction orientations at a cost defined in the then current Operations Manual.  The Area Operator must provide us with progress reports during construction in a format and timing that is acceptable to us.  We have the right to visit and inspect, at our sole discretion, the site during the construction phase without assuming any liability or responsibility to you or to any third parties.  Such inspections shall be solely for the purpose of assuring compliance with our standards and shall not be construed as any express or implied representation or warranty that your Noodles & Company Restaurant complies with any applicable laws, codes or regulations (including the Americans with Disabilities Act or any other federal, state, or local law or ordinance regulating standards for the access to, use of, or modifications of buildings for any persons whose disabilities are protected by law) or that the construction thereof is sound or free from defects.  Such visits shall be at our expense, except for visits made upon your request, which shall be at your expense.  All prototype and modified plans and specifications for your Noodles & Company Restaurant remain our sole and exclusive property, and you may claim no interest therein.

(e) Equipment, Furniture, Fixtures and Signs.  You agree to purchase or lease all required equipment, furnishings, fixtures and signs for your Noodles & Company Restaurant from Designated Suppliers and Approved Suppliers as applicable.  You agree to purchase or lease only such types, brands and models of fixtures, furniture, equipment, signs and supplies that we approve for Noodles & Company Restaurants as meeting our standards and specifications, including standards and specifications for quality, design, warranties, appearance, function and performance.  You may purchase or lease approved types, brands or models of fixtures, furniture, equipment, signs and supplies only from suppliers approved by us.  From time to time, we may modify the list of approved types, brands, models and/or suppliers, and you may not, after receipt of notice of such modification, reorder any type, brand or model from any supplier that is no longer approved.  If you propose to purchase any fixtures, furniture, equipment, signs or supplies of a type, brand or model, or propose to purchase from a supplier, that we have not previously approved, you must notify us and submit to us such information as we may request and comply with Section 9.

3.04 Right to Open.  You shall be permitted to open the Restaurant when all of the following conditions have been met:

(a) Compliance with Agreements.  You are not in default under this Agreement or any agreement with Noodles & Company or any of its Affiliates, you are not in default beyond the applicable cure period under any real estate lease, equipment lease or financing instrument relating to the Noodles & Company Restaurant, you are not in default beyond the applicable cure period with any vendor or supplier to the Noodles & Company Restaurant, and, for the last six (6) months, you have not been in default beyond the applicable cure period under any agreement with Noodles & Company or its Affiliates.

(b) No Monetary Defaults.  You are current on all monetary obligations due Noodles & Company.

(c) Architect Certification.  Your registered architect has certified to Noodles & Company in writing that the Noodles & Company Restaurant was constructed substantially in accordance with the plans consented to by Noodles & Company.

(d)  Lease.  If the premises are leased, Noodles & Company has received a fully executed copy of the lease (that has been approved by Noodles & Company in writing).

(e) Liquor License.  You have applied for and made a good-faith effort to obtain a liquor license authorizing the sale of wine and beer at the Noodles & Company Restaurant, unless otherwise agreed to by us in writing.

(f) Certificates.  You have obtained a certificate of occupancy and any other required health, safety or fire department certificates.

(g) Approval of the Restaurant and Staffing.  Noodles & Company has determined that the Noodles & Company Restaurant has been constructed, equipped and staffed substantially in accordance with the requirements of this Agreement.

(h) Training.  You have complied with the pre-opening training requirements set forth in this Agreement.

(i) Insurance Policies.  Noodles & Company has been furnished with copies of all insurance policies required by Section 9.08 of this Agreement or such other evidence of insurance coverage and payment of premiums as Noodles & Company may request.

3.05 Grand Opening Marketing Program.  You agree to conduct a grand opening advertising and promotional program for your Noodles & Company Restaurant in accordance with a Grand Opening Marketing Program approved in writing by us for the Restaurant.  At least sixty (60) days prior to opening you must submit your grand opening promotional program to us for our prior written approval.  As of the date hereof, our Grand Opening Marketing Program requires that you spend a minimum of $15,000 for the first two (2) Restaurants in each discreet market and $12,000 per Restaurant for each grand opening thereafter for a grand opening advertising and promotional program.  These funds should be spent on a grand opening marketing plan developed by you and approved by us in writing.  Amounts spent on food and beverages to be offered as part of the Grand Opening Marketing

Program shall be determined based on your cost of such food and beverages.  You must use the types of marketing and advertising programs specified in Section 10 of the Franchise Agreement and you must conduct your Grand Opening Marketing Program in accordance with the time frame set forth in the program.  We will provide to you our guidelines for Grand Opening Marketing Programs for your use in designing your program and we will use such guidelines in evaluating the program you submit for acceptance.

3.06 Opening Assistance.  If you (or any of your Affiliates) have not previously owned or managed a Noodles & Company Restaurant, we will provide you with such opening operational assistance as we deem appropriate to assist you in starting your operations, including on-site opening assistance for not more than five (5) days, as scheduled by us, to include up to three (3) persons at your Noodles & Company Restaurant for the first Restaurant you open (or 15 person day equivalents, at our discretion) and up to two (2) persons at your Noodles & Company Restaurant for not more than two (2) days, as scheduled by us, for the second Restaurant you open (or 4 person day equivalents, at our option).  Should you request or Noodles & Company deem additional days of training support is necessary, you agree to pay for such training plus all associated costs, including fully-burdened salaries and expenses for days or hours of such training, travel and lodging costs, meals, etc., or the then current amount set forth in the then-current Operations Manual.

3.07 Restrictions on Debt.  In connection with the development of the Development Area and operation of the Franchised Noodles & Company Restaurants, including payment to us of the development fee set forth in Exhibit A of the Area Development Agreement, the payment of franchise fees and the costs and expenses to be incurred pursuant to Franchise Agreements, you and each Owner represent, warrant, covenant and agree that neither you nor any Owner borrowed any funds or otherwise incurred any debt to obtain any funds for the payment of any such fees, costs and expenses, except as specifically permitted in this Section 3.07.  You and each Owner shall not, without our prior written consent, which shall not be unreasonably witheld, directly or indirectly borrow any money or incur any debt or liability (other than lease obligations for each Restaurant’s land and building and trade payables in the ordinary course of business ) to develop the Development Area or to establish, operate and maintain Noodles & Company Restaurants, which may be established in the Development Area pursuant to this Agreement, except as provided in this Section 3.07.  You may incur debt in connection with the development of Noodles & Company Restaurants hereunder, provided that (a) you will, in connection with the development of each such Restaurant, receive equity contributions from your Owners equal to not less than 25% of the total development cost of the Restaurant (which shall consist for this purpose of the cost of all leasehold improvements, furniture, fixtures and equipment) and (b) from and after the first anniversary of the opening of your first Restaurant hereunder, at no time shall your total indebtedness outstanding at any time during any fiscal year exceed 4.0 times your earnings (determined in accordance with generally accepted accounting principles consistently applied) before interest, taxes, depreciation and amortization (EBITDA) minus any distributions to Owners for such fiscal year.  You agree to provide within 90 days after the end of each fiscal year a statement certified by one of your executive officers setting forth the amount of your EBITDA and distributions to Owners (if any) for such year and your indebtedness at year end.  Such debt shall have an initial amortization schedule of no more than ten (10) years from inception.  You shall not extend, renew, refinance, modify or amend any debt or liability permitted by this Section 3.07 without our prior written consent, which consent shall not be unreasonably withheld.

Furthermore, any debt instrument must provide to us the following protections, and any others that we from time to time require,  (i) Franchisor shall be provided notice of any default of any such debt instrument simultaneous with notice being provided to you and Owners; (ii)

Franchisor shall have a right of first refusal to purchase any restaurant to be sold, disposed of, or otherwise transferred by the lender of such debt instrument; (iii) Franchisor shall have the right, but not the obligation, to cure your and Owner’s default under such debt instruments; and (iv) Franchisor shall have the right to operate the restaurant(s) that is the subject of the debt instrument upon your or Owner’s default of such instrument.  In the event you default on your debt and we elect to pursue any of the foregoing protections available to us, your right to cure such default shall expire as of the date we pursue any such protections notwithstanding any longer cure period set forth elsewhere in any agreement between you and us.  Additionally you shall be liable for the full amount we pay to cure your default plus interest at eighteen percent (18%) per annum, or the highest rate allowable by law, and all costs we incur, including legal fees and appraisal fees relating to the evaluation of and exercise of any such protections.  Breach of this Section 3.07 is a material breach of this Agreement.

4.                                      TRAINING AND GUIDANCE.

4.01 Our Training Programs.  If you (or your Operating Partner) or any of your general managers have not completed the appropriate certified training programs as set forth in our then current Operations Manual, then prior to opening your Noodles & Company Restaurant, you and your Operating Partner and all such general managers must attend and successfully complete the appropriate Owner, Operating Partner and general manager certified training programs, as applicable, conducted at such time(s) and place(s) as we designate, including in our Company-owned Restaurants if we so elect.  Thereafter, any person who replaces your Operating Partner or any general managers must successfully complete the appropriate certified training program before assuming the particular position.  In lieu of attending the current training program, a general manager may be “certified” by Franchise Operations.  We may require you and your Operating Partner and Restaurant management personnel to attend and successfully complete periodic or additional training programs.  We may require you and your general managers to attend additional training, or other informational programs from time to time as we deem necessary for re-training, new product roll-outs, new equipment usage, fair treatment of employees, etc.  We will not charge any fees for attendance at any such training programs for your initial Area Operator training, Operating Partner training and the first two (2) general managers’ training for the first two (2) Restaurants you open (for an aggregate total of four (4) general managers being trained).  Subsequent or additional training shall be provided upon your request or based on our determination that such training is necessary or desirable, at the cost set forth in our then current Operations Manual.  You will be responsible for all compensation and expenses (including travel, meals and lodging and fully-burdened salaries and expenses for days or hours of such training) incurred by you and your Personnel in attending any training programs.  You must immediately replace any individual who fails to successfully complete any training program.  Our training programs are more fully described in the Noodles & Company Operations Manual.  The scheduling, content and duration of our training programs are at our discretion and we reserve the right to modify such training, including the materials, equipment and support used.

Your Personnel must complete our approved training program for the positions in which they will be employed, as set forth in our Operations Manual and as amended or modified from time to time.

4.02 On-Going Guidance.  We will furnish you periodic guidance with respect to the System, including improvements and changes to the System.  Such guidance, at our discretion, will be furnished in the form of the Operations Manual, bulletins and other written materials, consultations by telephone or in person, or by any other means of communications.  At your request, we may provide special assistance at your place of business for which you will be required to pay the per diem fees and charges we may establish from time to time.

4.03 Your Certified Training Programs.  We may, from time to time, require you to implement, at your expense, programs for the training of all or some of your Personnel.  Prior to training any of your Personnel, your training programs must be certified by us.  We may require you to have a certified training Restaurant approved by us upon the opening of your third Restaurant.  You will be required to obtain re-certification of your training programs from time to time, and we may withhold certification if we determine, in our sole discretion, that your training programs do not meet our high standards.  You will be charged the fees for such certification in accordance with the fee schedule in our then current Operations Manual.

4.04 Certified Management Representation.  You must have at least one member of management in each of your Noodles & Company Restaurants who has successfully completed the Noodles & Company certified management training program or certified by Franchise Operations.

4.05 Control by Noodles & Company.  Notwithstanding anything to the contrary herein, both parties recognize and agree that Noodles & Company does not exercise any day to day control of the Premises, security at the Premises, food preparation, the hiring and firing of employees, or other forms of day-to-day control.

5.                                      TRADEMARKS.

5.01 Ownership of the Marks.  You acknowledge that Noodles & Company, and/or our Affiliate, as applicable, own the Marks.  Your right to use the Marks is derived solely from this Agreement and is limited to conducting business pursuant to and in compliance with this Agreement.  Your unauthorized use of any of the Marks constitutes a breach of this Agreement and an infringement of our, and/or our Affiliate’s, as applicable, rights to the Marks.  This Agreement does not confer on you any goodwill or other interests in the Marks.  Your use of the Marks and any goodwill established thereby inures to the exclusive benefit of us and/or our Affiliate, as applicable.  All provisions of this Agreement applicable to the Marks apply to any additional or substitute trademarks, service marks and trade dress we authorize you to use.  You may not, at any time during or after the Term, contest, or assist any other person or entity in contesting, the validity or ownership of any of the Marks.

5.02 Use of the Marks.  You agree to use the Marks as the sole identification of your Noodles & Company Restaurant, provided you identify yourself as the independent owner thereof in the manner we prescribe.  You agree to use only the Marks as we prescribe in connection with your Noodles & Company Restaurant and the sale of authorized food products, beverages and services.  You may not use any Mark (or any abbreviation, modification or colorable imitation) as part of any corporate or legal business name or in any other manner (including any Internet related use such as an electronic media identifier, for web sites, web pages or domain names) not expressly authorized by us in writing.  You may not have a website that uses any Noodles & Company logos, Marks or the Noodles & Company name without our prior written consent, which we may withhold in our discretion.

5.03 Discontinuance of Use of Marks.  If it becomes advisable at any time for us and/or you to modify or discontinue use of any Mark and/or use one or more additional or substitute trademarks, service marks or trade dress, you agree to comply with our directions within fourteen (14) days after notice.  Neither we nor our Affiliate shall have any liability or obligation whatsoever with respect to any such required modification or discontinuance of any Mark or the promotion of a substitute trademark, service mark or trade dress.

5.04 Notification of Infringements and Claims.  You must notify us immediately of any apparent infringement of or challenge to your use of any Mark, or any claim by another person of any rights in any Mark.  You may not communicate with any person, other than your legal counsel, us, and our applicable Affiliate and its legal counsel, in connection with any such infringement, challenge or claim.  We, and our applicable Affiliate, will have sole discretion to take such action as we deem appropriate and will have the right to control exclusively any litigation or U.S.  Patent and Trademark Office proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark.  You must sign any and all documents, render such assistance and do such things as may be advisable in the opinion of our or our applicable Affiliate’s counsel, to protect our interests in any litigation or U.S.  Patent and Trademark Office proceeding or other administrative proceeding or otherwise to protect our interests in the Marks.

5.05 Indemnification of Area Operator.

(a) We agree to indemnify you against, and to reimburse you for, all damages for which you are held liable in any proceeding arising out of your authorized use of any Mark pursuant to and in compliance with this Agreement as to any claim that you have infringed any trademark registered by the United States Patent and Trademark Office and, except as provided herein, for all costs you reasonably incur in defending any such claim brought against you, provided you have timely notified us of such claim and provided further that you and your Owners and Affiliates are in compliance with this Agreement and all other agreements entered into with us or any of our Affiliates.  We, and our applicable Affiliate, at our respective sole discretion, are entitled to prosecute, defend and/or settle any proceeding arising out of your use of any Mark pursuant to this Agreement, and, if we, or our applicable Affiliate, undertake to prosecute, defend and/or settle any such matter, we have no obligation to indemnify or reimburse you for any fees or disbursements of any legal counsel retained by you.  If we choose not to defend you and it is ultimately determined that you were entitled to a defense under this provision, we agree to pay reasonable legal fees at a maximum per hour rate at which your insurance carrier or our insurance carrier (whichever is less) would pay for a similar claim under your or our applicable policy.

(b) We agree to indemnify you against, and to reimburse you for, all damages for which you are held liable in any proceeding arising out of any claim made against you as a result of your having properly utilized the then current (i) point of sale marketing materials provided to you by Noodles & Company or those developed by Noodles & Company and (ii) the recipes and required ingredients (“Indemnified Claim”); however, under no circumstances does Indemnified Claim include any claim resulting from, based on, or related to, a food borne illness, foreign or other object in the food that was not prescribed in the recipe or intended to be in the dish; allergic reactions of any kind; verbal information provided to customers; slip and fall and such other personal injuries or accidents.  We, and our applicable Affiliate, at our respective sole discretion, are entitled to prosecute, defend and/or settle any proceeding arising out such an Indemnified Claim, and, if we, or our applicable Affiliate, undertake to prosecute, defend and/or settle any such matter, we have no obligation to indemnify or reimburse you for any fees or disbursements of any legal counsel retained by you.  If we choose not to defend you and it is ultimately determined that you were entitled to a defense under this provision, we agree to pay reasonable legal fees at a maximum per hour rate at which your insurance carrier or our insurance carrier (whichever is less) would pay for a similar claim under your applicable policy.

(c) Further, we, and our applicable Affiliate, at our respective sole discretion, are entitled, but not obligated, to prosecute, defend and/or settle any proceeding arising out of any claim made against you, that, in our opinion, could have an adverse impact on the brand, system or other Noodles & Company Company-owned or Area Operator owned Restaurants.  We, and our applicable Affiliate, have no obligation to indemnify or reimburse you for any fees or disbursements of any legal counsel retained by you or to pay any settlement ourselves; however, we shall be entitled to settle and defend the claim.  We will work with your insurance carrier to reach terms and provide a defense that is acceptable to your insurance carrier, if your insurance carrier has a right of acceptance, and we shall endeavor to do so provided doing so does not jeopardize the Company’s rights and defenses or the brand, system or other Noodles & Company owned or Area Operator owned Restaurants.

(d) Notwithstanding anything to the contrary in this Agreement, in the event that Noodles & Company’s insurance does not cover either the costs of defense or attorney’s fees, or any portion of them, or damages, liability or settlement amounts, or any portion of them, associated with any Indemnified Claim or other claim for which Area Operator is otherwise entitled to indemnification, Noodles & Company is not obligated to indemnify Area Operator to the extent that Noodles & Company’s insurance does not provide coverage.  Furthermore, Noodles & Company’s obligation to indemnify, defend or pay for damages of any claim for which Area Operator would otherwise be entitled to indemnification arises only if and to the extent that Area Operator’s insurance coverage does not or would not (absent any right to indemnification by Noodles & Company) provide coverage for such claims.  In the event that Area Operator has failed to obtain and keep in force all policies that it is obligated to carry under the terms of its agreements with Noodles & Company and one or more of such policies would or could have provided coverage for the claim, then Noodles & Company is not obligated to indemnify, defend or pay damages, settlements, or have any liability for such claim.

6.                                  FEES.

6.01 Franchise Fee.  You agree to pay us a nonrefundable franchise fee of $35,000 (“Franchise Fee”).  The Franchise Fee is payable upon execution of this Agreement or when Construction is Commenced for the Premises for such Noodles & Company Restaurant, whichever first occurs.  The Franchise Fee is non-refundable, in whole or in part, under any circumstances.  The Franchise Fee for the first Restaurant developed by you (and the first $10,000 of the Franchise Fee for each other Restaurant) is deemed paid so long as the Development Fee under the Development Agreement has been timely paid in full; accordingly, the balance of the $25,000 for each Restaurant after the first one shall be paid upon execution of the Franchise Agreement, when Construction is Commenced or the date the franchised restaurant is required to be open under The Area Development Agreement, whichever first occurs.

6.02 Royalty Fees.  You agree to pay us a continuing royalty fee in the amount of five percent (5.0%) of Net Royalty Sales (the “Royalty Fee”) for each Reporting Period.  A Reporting Period shall be defined as each one week period commencing on Wednesday and ending on Tuesday, or such other period as we shall determine from time to time.  A Sweep Period shall be the period of time for which a Sweep of Area Operator’s account has been made by Noodles & Company to obtain the Royalty Fee for Net Royalty Sales that have occurred, but for which a prior Sweep was not made.

6.03 Continuing Royalty Upon Default.  Should this Agreement terminate due to a material breach or default by you, or should you fail to continuously operate your Noodles & Company Restaurant without our prior written approval to cease continuous operations, you shall pay to us for each Reporting Period remaining in the entire initial term of the Agreement a continuing royalty in an amount equal to the total Royalty Fees due from you for the preceding fifty-two (52) Reporting Periods divided by fifty-two (52).  If your Noodles & Company Restaurant was open fewer than fifty-two (52) Reporting Periods, then the average of all Reporting Periods for which you were open shall be used.

6.04 Designated Account.  Prior to the opening of your Noodles & Company Restaurant, and as a condition thereof, you shall establish a designated bank account from which we shall be authorized to withdraw in any manner which we prescribe, which may include account transfer or wire transfer, any amounts due to us or our Affiliate from you under this Agreement, including Royalty Fees and Marketing Funds, as hereinafter defined (such withdrawals shall be defined as a Sweep).  We shall have the authority to Sweep the account at anytime; however, we agree not to Sweep the account more frequently than once each week so long as Area Operator is not in default of this Agreement or any other Agreement between Area Operator and Noodles & Company.  We have the right to review your sales numbers on a daily basis.  As early as the first business day, or any day we choose thereafter, following a Reporting Period, we shall calculate the Royalty Fee due for that Reporting Period and Sweep such amount and any other amounts due under this Agreement, including any advertising and marketing fees set forth under Section 10, directly from the designated account.  All costs and expenses of establishing and maintaining such designated account, including transaction fees and wire transfer fees, shall be paid by you.  You agree to maintain at all times sufficient funds in such designated bank accounts for such Sweeps and your failure to do so is a material breach of this Agreement.  You agree to execute all forms necessary to permit Noodles & Company to accomplish all Sweeps in a timely and efficient manner.  You agree not to terminate our right to withdraw funds from the designated account during The Term of this Agreement without our prior written consent.

6.05 Interest On Late Payments.  All payments of the Royalty Fees, Marketing Funds and other payments due us from you shall be due and payable on the first day following the close of the Reporting Period (“Due Date”).  Any payment or report not actually received by us on or before Due Date shall be deemed overdue.  If any payment is overdue, you shall pay to us, in addition to the overdue amount, interest on such amount from the date it was due until paid, at a rate which is the lesser of one-and-one-half percent (1 ½ %) per month or the maximum rate permitted by law.  Entitlement to such interest shall be in addition to any other remedies we may have.  Your failure to have sufficient funds available in the designated account in an amount equal to any amount then due or your failure to pay all amounts when due, constitutes grounds for termination of this Agreement, as provided in Section 15, and shall be a default of all other agreements by and between you and us and shall constitute grounds for termination of said agreements.

6.06 Application of Payments.  We may apply any payments by you to any of your past due indebtedness for Royalty Fees, Marketing Fund contributions or any other indebtedness to us or any of our Affiliates, notwithstanding any designation by you.  We may also apply said payments first to interest payments due.  We may also collect any and all fees, payments or other amounts due from you by electronic withdrawal.

6.07 Letter of Credit.  Noodles & Company may require Area Operator to provide a letter of credit from a national bank and on terms set forth in the Operations Manual equal to one hundred and fifty percent (150%) of all fees (including Royalty Fees, Marketing Funds, interest and other payments to us) anticipated to be due annually under all agreements between the parties in the event of any failure of Area Operator to timely pay all fees due.  Area Operator shall supply said letter of credit within fifteen (15) days of our request.  Failure to timely provide the letter of credit shall be a material breach and default of this Agreement.

7.                                   RESTRICTIVE COVENANTS.

7.01 Confidential Information.  We will disclose parts of our Confidential Information to you solely for your use in the operation of your Noodles & Company Restaurant.  The Confidential Information is proprietary and includes our trade secrets.  During the Term and indefinitely thereafter: (a) you and your Owners may not use the Confidential Information in any other business or capacity (you and your Owners acknowledge such use is an unfair method of competition); (b) you and your Owners must exert your best efforts to maintain the confidentiality of the Confidential Information; (c) you and your Owners may not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic or other form; (d) you and your Owners must implement all reasonable procedures we prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information, including the use of nondisclosure agreements with your Owners, officers, directors and general managers, and you and your Owners must deliver such agreements to us; and (e) you and your Owners must not disclose or distribute the Confidential Information except as permitted by us in writing prior to such disclosure.  You may only disclose such confidential information as we agree in writing it may be disclosed.  At the end of the Term, you and your Owners must deliver to us all such Confidential Information in your possession.  Your restrictions on disclosure and use of Confidential Information do not apply to information or techniques which are or become generally known in the Restaurant industry (other than through your own disclosure or the wrongful disclosure by someone else), provided you obtain our prior written consent to such disclosure or use.  Prior to any training at Noodles & Company Central Support Office or at any Noodles & Company Restaurant, all your trainees must first execute the Confidentiality Agreement.

7.02 In-Term Covenants.  During the Term, you shall not, without Noodles & Company’s prior written consent, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours, without obtaining the employer’s consent, which consent may be withheld for any reason.  We may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) the United States.

7.03 Post-Term Covenants.  For a continuous uninterrupted period commencing upon the expiration or termination of this Agreement and for two (2) years thereafter, you shall not, without Noodles & Company’s prior written consent, either directory or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours.  In addition to any other rights and remedies available to us under this Agreement, we may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) any Designated Market Area (as defined by Nielsen Media Research) where a Noodles & Company Restaurant is located.

7.04 Independent Covenant.  The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement.  If all or any portion of a covenant is held unreasonable or unenforceable by a court or agency having valid jurisdiction, the parties desire the court to reform the covenant to render the covenant enforceable, but only to the extent required to render the covenant enforceable, so that Noodles & Company may obtain the greatest possible level of protection from the misuse of Confidential Information, the diversion of customers, the solicitation of its employees and unfair competition; and in such event, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately state in and made a part of this Agreement.

7.05 Reduction in Scope.  You understand and acknowledge that Noodles & Company shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without your consent, effective immediately upon written notice to you.  You shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions hereof.

7.06 Offset/Counterclaim.  You expressly agree that the existence of any claims you may have against Noodles & Company, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Noodles & Company of the covenants in this Section 7.

7.07 Injunctive Relief.  You acknowledge and agree:  (a) that any failure to comply with the covenants in this Agreement shall constitute a default hereunder; (b) that a violation of the requirements of this Agreement would result in irreparable injury to Noodles & Company for which no adequate remedy at law may be available; and (c) therefore, Noodles & Company shall be entitled, in addition to any other remedies which it may have hereunder, at law, or in equity, to obtain specific performance of or an injunction against the violation of the requirement of this Agreement, without the necessity of showing actual or threatened damage and without being required to furnish a bond or other security.

7.08 Information Exchange.  All recipes, processes, ideas, concepts, supplier relationships, methods and techniques used or useful to a restaurant, or other business offering restaurant products, whether or not constituting protectable intellectual property, that you create, or that are created on your behalf, in connection with the development or operation of your Noodles & Company Restaurants must be promptly disclosed to us.  If we adopt any of them as part of the System, they will be deemed to be our sole and exclusive property and deemed to be works made-for-hire for us.  You hereby assign and further agree to sign whatever further assignment or other documents we request to evidence our ownership or to assist us in securing intellectual property rights in such ideas, concepts, techniques or materials.

7.09 Confidentiality and Non-Compete Agreements.  You agree to cause each of your Owners and Operating Partners to enter into and comply with the confidentiality and non-compete agreement referred to in Section 8.02 hereof.

8.                                      YOUR ORGANIZATION AND MANAGEMENT.

8.01 Organization Documents.  You must be a legal entity such as a business corporation, partnership, limited liability company or other legal entity formed for and used for the purpose of developing and holding franchises to operate Noodles & Company Restaurants.  You and each of your Principal Owners represent, warrant and agree that: (a) you are duly organized and validly existing under the laws of the state of your organization and you are duly qualified to transact business in the state in which your Noodles & Company Restaurant is located; (b) you have the authority to execute and deliver this Agreement and to perform your obligations hereunder; (c) true and complete copies of the articles or certificate of incorporation, partnership agreement, bylaws, subscription agreements, buy-sell agreements, voting trust agreements and all other documents relating to your ownership, organization, capitalization, management and control have been delivered to us and all amendments thereto shall be promptly delivered to us; (d) your and your entity’s activities are restricted to those necessary solely for the development, ownership and operation of your Noodles & Company Restaurant in accordance with this Agreement and in accordance with any other agreements entered into with us or our Affiliate, as applicable; (e) the articles or certificate of incorporation, partnership agreement or other organizational documents recite that the issuance, transfer or pledge of any direct or indirect legal or beneficial ownership interest is restricted by the terms of this Agreement; (f) all certificates representing direct or indirect legal or beneficial ownership interests now or hereafter issued must bear a legend in conformity with applicable law reciting or referring to such restrictions; and (g) you will deliver to us a Secretary/Clerk’s Certificate or other evidence satisfactory to us, that the execution, delivery and performance of this Agreement and all other agreements and ancillary documents contemplated hereby or thereby have been duly authorized by all necessary action by your corporation, partnership, limited liability company or other legal entity, as applicable.  You may not change the form of your entity unless we mutually agree in writing that such a change is warranted.  Neither you, your partners, shareholders, members of an LLC nor the entity formed to operate your Noodles & Company Restaurants may be, or become, during the term of this Agreement and any other agreements between us, including the Franchise Agreement, a Publicly Held Entity.

8.02 Disclosure of Ownership Interests.  You and each of your Principal Owners represents, warrants and agrees that Exhibit A is current, complete and accurate and shall not be changed without our prior written consent.  You agree that updated Exhibit A will be furnished promptly to us, so that Exhibit A (as so revised and signed by you) is at all times current, complete and accurate and shall not be changed without our prior written consent.  Failure to promptly provide such revised Exhibit A, and to obtain our prior written consent prior to such changes, is a material breach of this Agreement.  Each person who is or becomes a Principal Owner must execute an agreement in the form we prescribe, undertaking to be bound jointly and severally by the terms of this Agreement, the current form of which is attached hereto as Exhibit B.  Each person who is or becomes an Owner or an Operating Partner must execute an agreement in the form we prescribe, undertaking to be bound by the confidentiality and non-competition covenants contained in the Agreement, the current form of which is attached hereto as Exhibit D.  Each Owner must be an individual acting in his individual capacity, unless we waive this requirement.  The initial owners who execute this agreement as of its effective date shall at all times continue to own and have voting authority of at least 51% of the ownership and voting rights under this agreement.

8.03 Operating Partner/Management of Business.  You must designate in Exhibit A as the “Operating Partner” an individual approved by us who must: (a) have completed our Operating Partner training program to our satisfaction; (b) be the senior management individual who is involved in day-to-day operations of your Noodles & Company Restaurant; (c) be the person with whom we communicate as to development, operations and Area Operator matters; (d) have the authority to bind you regarding all operational decisions regarding your Noodles & Company Restaurant; and (e) have primary residency in the Development Area continuously during the term of this Agreement (and if no Area Development Agreement is in effect between Noodles & Company and Area Operator or its affiliate, such Development Area shall be the development area under the last such Area Development Agreement that was in effect).

Your Operating Partner: (a) shall exert full-time and best efforts to the development and operation of your Noodles & Company Restaurant and all other Noodles & Company Restaurants you own; and (b) may not engage in any other business or activity, directly or indirectly, that requires substantial management responsibility or time commitments or otherwise may conflict with your obligations hereunder.  You agree to provide us with an executed copy of any arrangement, agreement or contract, and all amendments thereto, with your Operating Partner.  We shall have no responsibility, liability or obligation to any party to any such arrangement, agreement or contract, or any amendments thereto, on account of our approval thereof or otherwise, and you agree to indemnify and hold us harmless with respect thereto.  Your Noodles & Company Restaurant at all times must be managed by your Operating Partner or by an on-site general or assistant manager or a shift supervisor who has completed the appropriate training programs.

8.04 General Manager.  The high-quality food and operation of the Noodles & Company Restaurant is the core element of our concept success.  An essential element of operation is the selection, training and overall performance of our in-restaurant general managers.  All general managers must complete, to our satisfaction, Noodles & Company’s then-current Certified Training Program.  Optimum restaurant performance requires specialized leadership in the form of a duly trained general manager.  The general manager must dedicate 100% of his working time to the management of your Noodles & Company Restaurant.  To ensure the integrity of our Restaurants, the general manager position must be a full-time position and may not be combined with an area or district manager or any other position.  We may change the organizational structure of the Restaurant system from time to time, in which case you will be required to adopt the then current structure.

8.05 Restaurant Organization.  Your Noodles & Company Restaurant must be staffed by at least one general manager who has completed the then current management training program approved by us and appropriate numbers of assistant managers, shift supervisors, and other employees so that all shifts are staffed by at least one assistant manager or shift supervisor.  You may not operate your Noodles & Company Restaurant without covering every shift with a suitably trained member of management or shift supervisor.  To promote positive attitudes, good morale and high levels of productivity, we recognize the importance of personal balance for those operating the Restaurant.  To that end, the Area Operator is, to the best of his ability, required to ensure that the general manager, members of the management team and staff members, work reasonable hours averaging 45-50 hours per week with fairly consistent schedules and have two (2) full days off each week.

You (or your Operating Partner) at all times must remain active in overseeing the operations of your Noodles & Company Restaurant.  If the relationship with your Operating Partner terminates, you must promptly hire a successor Operating Partner.  Any successor Operating Partner must meet our approval and must successfully complete our training program at your sole cost and expense.  You are solely responsible for all employment decisions with respect to your Personnel, including hiring, firing, compensation, training, supervision and discipline, regardless of whether you receive advice from us on any of these subjects.

9.                                             NOODLES & COMPANY RESTAURANT OPERATING STANDARDS.

9.01 Condition of Your Noodles & Company Restaurant.  You must maintain your Noodles & Company Restaurant’s condition and appearance so that it is attractive, clean and efficiently operated in accordance with the Operations Manual.  You agree to maintain your Noodles & Company Restaurant’s condition and appearance and to make such modifications and additions to its layout, decor, operations and general theme as we require from time to time, including replacement of worn-out or obsolete fixtures, equipment, furniture, signs and utensils, repair of the interior and exterior and appurtenant parking areas and periodic cleaning and redecorating.  If, at any time, the general state of repair, appearance or cleanliness of your Noodles & Company Restaurant, or its fixtures, equipment, furniture, signs or utensils, does not meet our standards, we may notify you and specify the action you must take to correct such deficiency.  If, within fourteen (14) days after receiving such notice, you fail or refuse to initiate in good faith and with due diligence a bona fide program to complete such required maintenance, we have the right (in addition to our rights under Section 15), but not the obligation, to enter the Premises and do such maintenance on your behalf and at your expense.

You must promptly reimburse us for such expenses and the cost of coordinating such repairs.  Failure to maintain your Noodles & Company Restaurant’s condition and appearance as required by this Agreement and the Operations Manual is a material breach and a default of this Agreement.

If you are not permitted to make certain repairs because such repairs are reserved to the Landlord as common area maintenance, you shall use diligent efforts to cause the Landlord to make such repairs timely and in a workmanlike manner.

You must periodically re-equip, upgrade and/or remodel your Noodles & Company Restaurant pursuant to our plans and specifications and implementation schedule; provided, however, that, with the exception of signage, we will not require substantial remodeling more often than once every five (5) years during the Term and at any time that you renew or transfer the franchise.  We will not require you to substantially remodel your Restaurant until after we have substantially remodeled at least twenty-five percent (25%) of any Company-owned Restaurants, except at such time as you renew or transfer the franchise.

If your Noodles & Company Restaurant is damaged or destroyed by fire or other casualty, you must initiate within thirty (30) days (and diligently continue until completion, which shall be accomplished in no more than one hundred-twenty (120) days) all repairs or reconstruction to restore your Noodles & Company Restaurant to its original condition (and all remodeling performed or required to be performed to date), unless your landlord fails to rebuild the premises.  If, in our reasonable judgment, the damage or destruction is of such a nature that it is feasible, without incurring substantial additional costs, to repair or reconstruct your Noodles & Company Restaurant in accordance with the then-standard Noodles & Company Restaurant layout and decor specifications, we may require you to repair or reconstruct your Noodles & Company Restaurant in accordance with those specifications.

You may not make any alterations to your Noodles & Company Restaurant that would be different than the original accepted plans, nor replace any fixtures, furnishings, equipment or signs (fixtures, furnishings and equipments are referred to as “FFEs”), with FFEs that are not in accordance with our FFEs standards and specifications (as specified in the Design Book) or that are not consistent with or that have caused variation in the accepted plans or the approved FFEs, without our prior written approval.  We have the right, at your expense, to rectify any replacements, relocations or alterations not previously approved by us in writing.

9.02 Consistent Brand Image.  You agree that your Noodles & Company Restaurant will offer for sale food, beverages and other products, services and merchandise related to the Noodles & Company Restaurant concept that we determine from time to time to be appropriate for your Noodles & Company Restaurant, including serving beer and wine at each of your locations.  You further agree that your Noodles & Company Restaurant will not, without our approval, offer any products or services (including promotional items) not then authorized by us.  Your Noodles & Company Restaurant may not be used for any purpose other than the operation of a Noodles & Company Restaurant in compliance with this Agreement.  You agree not to permit the use of or location within your Noodles & Company Restaurant any vending machines, racks, electronic, non-electronic or gambling type games, or other items not specifically approved by us in writing prior to such use or location in the Restaurant.  You agree that your Noodles & Company Restaurant will offer courteous and efficient service and a pleasant ambiance, consistent with your acknowledgements in Section 1.02 and consistent with the service and ambiance offered at Company-owned Noodles & Company Restaurants, including music requirements and other ambiance-related items.

You further agree to provide to us accurate information as to your volume usage as to any and all ingredients and products used and/or anticipated to be used in your Noodles & Company Restaurants and you authorize us to use and report such information as we deem appropriate in contract negotiations and maintenance and other purposes as we deem appropriate.  You further agree that we have the right to enter into vendor contracts and relationships that benefit you and that bind you, all as we deem appropriate.

9.03 Proprietary Products.  Noodles & Company may, from time to time throughout the Term hereof in its discretion, require that you purchase, use, offer and/or promote, and maintain in stock at the Premises in such quantities as are needed to meet reasonably anticipated consumer demand, certain proprietary sauces, products, and other ingredients and raw materials, which are manufactured in accordance with our proprietary recipes, specifications and/or formulas and/or uniquely specified or sourced (“Proprietary Products”).  You shall purchase Proprietary Products only from Designated Suppliers.  We shall not be obligated to reveal such recipes, specifications and/or formulas of such Proprietary Products, or the terms and conditions of any supplier or other contracts, to you, non-designated suppliers, or any other third parties.

9.04 Non-Proprietary Ingredients & Products.  We may designate other food products, condiments, beverages, fixtures, smallwares, furnishings, equipment, uniforms, supplies, services, menus, packaging, forms, paper products, software, modems and peripheral equipment and other products and equipment other than Proprietary Products that you must use and/or offer and sell at the Restaurant (“Non-Proprietary Products”).  You may use, offer or sell only such Non-Proprietary Products that we have expressly authorized, and such products must be purchased or obtained from a producer, manufacturer, supplier or service provider that we have approved (“Approved Supplier”) or an Alternative Approved Supplier that we have designated or approved pursuant to Section 9.04 (b) below.

(a) Each such Approved Supplier designated or approved by us must comply with our usual and customary requirements regarding insurance, indemnification, and non-disclosure, and shall have demonstrated to our reasonable satisfaction: (i) its ability to supply a Non-Proprietary Product meeting our specifications, which may include, without limitation, specifications as to brand name, contents, manner of preparation, ingredients, quality, freshness and compliance with governmental standards and regulations; and (ii) its reliability with respect to delivery and the consistent quality of its products and services.

(b) If you desire to procure authorized Non-Proprietary Products from a supplier other than one previously approved or designated by us, you shall deliver written notice to us of your desire to seek approval of such supplier, which notice shall: (i) identify the name and address of such supplier; (ii) contain such information as may be requested by us or required to be provided pursuant to the Operations Manual (which may include reasonable financial, operational and economic information regarding its business), and (iii) identify the authorized Non-Proprietary Products desired to be purchased from such supplier.  We shall, upon your request, furnish specifications for such Non-Proprietary Products if such are not contained in the Operations Manual.  We shall not be obligated to disclose the terms and conditions, including the pricing, to anyone as to Proprietary or Non-Proprietary Products.  We may thereupon request that the proposed supplier furnish us at no cost to us product samples, specifications and such other information as we may require.  We, or our representatives, including qualified third parties, shall also be permitted to inspect the proposed supplier’s facilities and establish economic terms, delivery, service and other requirements consistent with other distribution relationships for Noodles & Company Restaurants.

(c) We will use our good faith efforts to notify you of our decision within one hundred-twenty (120) days after our receipt of product samples from the proposed alternative supplier and all other requested information and will strive to complete our review within sixty (60) days.  Nothing in this article shall require us to approve any supplier and, without limiting our right to approve or disapprove a supplier in our sole discretion, you acknowledge that it is generally disadvantageous to the system from a cost and service basis to have more than one supplier in any given market area and that among the other factors we may consider in deciding whether to approve a proposed supplier, it may consider the effect that such approval may have on the ability of us and other Area Operators to obtain the lowest distribution costs and on the quality and uniformity of products offered system-wide.  We may also determine that certain Non-Proprietary Products (e.g.  beverages) shall be limited to a designated brand or brands set by us.  We may revoke our approval upon the supplier’s failure to continue to meet any of our criteria.  If we approve the supplier, such supplier shall be designated an “Alternative Approved Supplier” for purposes of this Agreement.

(d) As a further condition of its approval, we may require a supplier to agree in writing: (i) to provide, from time to time upon our request, free samples of any Non-Proprietary Product it intends to supply to you; (ii) to faithfully comply with our specifications for applicable Non-Proprietary Products sold by it; (iii) to sell any Non-Proprietary Product bearing our Marks only to our franchisees and only pursuant to a trademark license agreement in form prescribed by us; (iv) to provide to us duplicate purchase invoices for our records and inspection purposes; (v) to make the products available to all of our company and franchised Restaurants; and (vi) to otherwise comply with our reasonable requests.

(e) You or the proposed distributor or supplier shall pay to us in advance all of our reasonably anticipated costs in reviewing the application of the Alternate Approved Supplier and all current and future reasonable costs and expenses, including travel and lodging costs, related to inspecting, re-inspecting and auditing the Alternate Approved Suppliers’ facilities, equipment and food products, and all product testing costs paid by us to third parties.

9.05 Test Marketing.  We may, from time to time, authorize you to test market products and/or services in connection with the operation of the Restaurant.  You shall cooperate with us in connection with the conduct of such test marketing programs and shall comply with our procedures established from time to time in connection herewith as set forth in the then-current Operations Manual.

9.06 Specifications and Standards.  You acknowledge that each and every aspect of the interior and exterior appearance, layout, decor, services and operation of your Noodles & Company Restaurant is important to us and is subject to our specifications and standards.  You agree to comply with all mandatory specifications, standards and operating procedures, as modified from time to time (whether contained in the Operations Manual, the Design Book, the Weekly Roundup or any other written communication), relating to the appearance, function, cleanliness or operation of a Noodles & Company Restaurant, including: (a) type, quality, taste, weight, dimensions, ingredients, uniformity, and manner of preparation, packaging and sale of food products and beverages; (b) sale procedures and customer service; (c) advertising and promotional programs; (d) qualifications, appearance and dress of employees; (e) safety, maintenance, appearance, cleanliness, sanitation, standards of service and operation of your Noodles & Company Restaurant; (f) days and hours of operation; (g) bookkeeping, accounting and record keeping systems and forms; (h) type, quality, and appearance of paper products, small wares, and equipment; (i) training systems for both management and hourly staff members; and (j) information technology software and hardware.  You are prohibited from selling any products that are not on the approved Noodles & Company menu and you are required to serve the entire approved Noodles & Company menu unless we approve in writing of an alternative menu for the Premises. Failure to comply with this Section 9.06 is a material breach and default of this Agreement.

9.07 Compliance With Laws.  You must maintain in force in your name all required licenses, permits and certificates relating to the operation of your Noodles & Company Restaurant.  You must operate your Noodles & Company Restaurant in full compliance with all applicable laws, ordinances and regulations, including regulations relating to the sale of beer and wine.  You must notify us in writing immediately upon: (a) the commencement of any legal or administrative action, or the issuance of an order of any court, agency or other governmental instrumentality, which may adversely affect the development, occupancy or operation of your Noodles & Company Restaurant or your financial condition; or (b) the delivery of any notice of violation or alleged violation of any law, ordinance or regulation, including those relating to health, or sanitation, or liquor license violations at your Noodles & Company Restaurant.

All of your advertising and promotion must be completely factual and must conform to the highest standards of ethical advertising and is subject to our prior written approval.  In all dealings with us, as well as your customers, suppliers, lessors and the public, you must adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct.  You agree to refrain from any business or advertising practice which may be injurious to our business, to the business of other Noodles & Company Restaurants or to the goodwill associated with the Marks.

9.08 Insurance.  You must maintain in force such insurance policies as we require from time to time as set forth in the Operations Manual and you shall name Noodles & Company and its Affiliate, if any, as an additional insured on all policies and provide insurance certificates to us within ten (10) days of executing the Franchise Agreement and annually at least ten (10) days to expiration of each policy.  Such policies shall (a) name us and our Affiliates as additional insureds and loss payees; (b) provide for thirty (30) days’ prior written notice to us of any material modification, cancellation, non-renewal or expiration of such policy; and (c) include such other provisions as we may require from time to time.

Prior to opening each Noodles & Company Restaurant, and annually thereafter, you must furnish us with such evidence of insurance coverage and payment of premiums as we require.  If you fail or refuse to maintain any required insurance coverage, or to furnish satisfactory evidence thereof, we, at our option and in addition to our other rights and remedies hereunder, may obtain such insurance coverage on your behalf.  If we do so, you must fully cooperate with us in our effort to obtain such insurance policies and pay us any costs and premiums we incur.

Your obligation to maintain insurance coverage is not diminished in any manner by reason of any separate insurance we may choose to maintain, nor does it relieve you of your obligations under Section 18.02.

9.09 Quality Control.  We may, in our sole discretion, establish “quality control” programs, such as a “mystery diner” program, other consumer experience evaluation programs, “customer intercept” programs and employee experience surveys, intercepts, and evaluations, to ensure the highest quality of service and food products in all Noodles & Company Restaurants.  You shall participate in any such quality control programs, including those we add or modify from time to time, and bear your proportionate share (or if we provide the program and pay the costs thereof of your pro-rata share), as determined by us in our sole discretion, of the costs of any such program.  We shall have access to any data resulting from such programs implemented at your Noodles & Company Restaurants.

To further ensure quality and safety standards, you shall also participate in our then-current food safety audit program and have food safety audits conducted at your Noodles & Company Restaurants at least once every six (6) months at your sole cost.  In the event the results of any such audit are not satisfactory to Noodles & Company, as determined it our sole discretion, you may be required, at your own cost, to have your Restaurant re-audited upon notice by us.  You shall, at our request, participate in an alcoholic beverage server training program approved by Noodles & Company in its sole discretion.  Failure to meet these obligations in a timely manner is a material breach of this Agreement and a material default hereunder.

9.10 Crisis Management.  To further ensure quality, food safety, overall customer experience, and brand integrity, you must advise us immediately of any crisis so that we may assist you in handling the after effects of such matter, or if we mutually agree or we deem it necessary, we may take the lead in managing the after effects of such matter.  The following circumstances should be reported immediately:  (i) alleged food borne illness of one (1) or more persons in any one day in the same Restaurant; (ii) fire or other building casualty for which customers are evacuated; (iii) robbery; (iv) any violence at the Restaurant; (v) any other circumstances that have the potential to result in any significant adverse publicity or impact on the Restaurants or brand.

9.11 Rebates.  We have the right to receive rebates, allowances or similar payments from suppliers as a result of your purchases.  Rebates attributable by us or the applicable vendor/supplier to Marketing shall be paid into the Brand Development Fund at our election.  We will provide rebates attributable by us or the applicable vendor/supplier as a cost of goods rebates to you, prorata, based on your usage or using such other method of allocating the rebates as we deem appropriate.  If we rely upon manufacturer volume or usage reports, those reports may be considered conclusive by us.

10.                               MARKETING, PUBLIC RELATIONS AND ADVERTISING.  This Section 10 describes the initial marketing, public relations and advertising programs; however, we reserve the right to modify this program and the manner in which the marketing and advertising funds are used for such purposes from time to time, in whole or in part, as we deem necessary.  All marketing, public relations and advertising funds discussed below are collectively referred to as Marketing Funds.

10.01 Brand Development Fund (“BDF”).  We may, in our sole discretion, establish and administer a Brand Development Fund (“BDF”) for the creation and development of creative materials and programs to increase brand awareness, marketing, advertising and related programs and materials, including electronic, print, radio, television and outdoor media as well as the planning and purchasing of national and/or regional media, including electronic, print, radio, television and outdoor advertising or other media vehicles (“Marketing”).  At our discretion, the BDF may also pay for consumer research and the production and deployment of marketing materials.  We reserve the right to have our Affiliate or a related entity manage this fund.  If not covered by BDF, each Restaurant, whether Area Operator owned or Company owned, shall be responsible for its pro rata share (or, if applicable, on a use basis), on a per Restaurant basis, of the actual production costs and fees (such as print ad fees) of the Marketing materials, which can be paid by dollars contributed to FMF.  We reserve the right to charge a percent of Net Royalty Sales BDF Fee upon notice to you.  You must contribute to the BDF amounts that we establish from time to time, payable on the first business day following the immediately preceding Reporting Period, together with the Royalty Fees due hereunder.  At our discretion, we may Sweep the designated account referred to in Section 6.04 hereof to obtain the BDF contributions.  Noodles & Company Restaurants owned by us and our Affiliates shall contribute to the BDF on the same basis as the then-current rate for franchisees.

As discussed in Section 9.11 of this Agreement, at our election, supplier rebates attributable to Marketing shall be paid into the BDF and used by us, in our sole discretion, for any purpose permitted by the BDF.  Currently, we are not collecting the rebates; however, we reserve the right to do so at any time.

The BDF will be accounted for separately from our other funds.  All disbursements from the BDF shall be made first from income and then from contributions.  While our intent is to balance the BDF on an annual basis, from time to time the BDF may run at either a surplus or deficit.  We may spend in any fiscal year an amount greater or less than the aggregate contributions of all Noodles & Company owned and franchised Restaurants to the BDF in that year, and the BDF may borrow from us or other lenders to cover deficits in the BDF and we may cause the BDF to invest any surplus for future use by the BDF.  We will prepare annually an unaudited statement of monies collected and costs incurred by the BDF and furnish a copy to you upon your written request.  Except as otherwise expressly provided in this Section 10.01, we assume no direct or indirect liability or obligation with respect to the maintenance, direction or administration of the BDF.  We do not act as trustee or in any other fiduciary capacity with respect to the BDF.

Although the BDF is intended to maximize general recognition and patronage of the brand and the Marks for the benefit of all Noodles & Company Restaurants, we cannot assure you that any particular Noodles & Company Restaurant will benefit directly or pro-rata from the placement of advertising.  Additionally, we reserve the right to define, at any time, the measurement terms for any media coverage.  The BDF may be used to pay for the cost of preparing and producing creative materials and programs we select, including video, audio, electronic and printed advertising materials, media planning and buying services, and for the cost of employing advertising agencies and supporting market research activities.  We may furnish you with marketing, advertising and promotional materials at cost, plus any related administrative, shipping, handling and storage charges.

We may, as we deem appropriate, seek the advice of owners of Noodles & Company Restaurants by formal or informal means with respect to the creative concepts and media used for programs financed by the BDF.

10.02 Field Marketing Funds (“FMF”).  You agree to spend for local advertising and promotion of your Noodles & Company Restaurant such amounts as we establish from time to time, currently not less than one and-a-quarter percent (1.25%) of Net Royalty Sales during any Reporting Period (these amounts must be spent within the twelve (12) month calendar year in the year in which the Reporting Period occurs).  These amounts spent on mutually agreed upon local advertising and promotion will be designated as Field Marketing Funds (“FMF”).  You shall furnish us with annual marketing, advertising and public relations plans sixty (60) days prior to your first grand opening and by December 1st of the previous year for each year thereafter.  You shall pay directly the vendors or partners in the marketing program as the program is implemented and may be required periodically to provide documentation regarding all such payments to Noodles & Company.  If you do not spend the required FMF, we may collect the funds from you and spend them on your behalf for Field Marketing.  We shall provide you with not less than thirty (30) days prior notice of any change in the FMF amount you must spend.  For these purposes, advertising expenditures include: (a) amounts contributed to advertising cooperatives; (b) amounts spent by you for advertising media, such as electronic, print, radio, television and outdoor, banners, posters, direct mail, grassroots premiums, event invites, and, if not provided by us at our cost, the cost of producing approved materials necessary to participate in these media; and (c) coupons and special (or promotional) offers pre-approved by us.  Advertising expenditures do not include amounts spent for items, in our reasonable judgment, deemed inappropriate for meeting the minimum advertising requirement, including permanent on-premises signage, menu boards, menus, occasion signage, advertising, lighting, personnel salaries or administrative costs, transportation vehicles (even though such vehicles may display the Marks), and employee incentive programs.

10.03 Grand Opening Marketing Program.  You must develop and implement a grand opening marketing plan as described in Section 3.05 of this Agreement.

10.04 Marketing Administration Fee.  (“MAF”).  In addition to the advertising and promotional expenditures and/or contributions required by Sections 10.01 and 10.02 hereof, you shall contribute a Marketing Administration Fee (“MAF”), currently one-half of one percent (0.5%) of Net Royalty Sales, payable on the first (1st) business day following the immediately preceding Reporting Period, together with the Royalty Fees due hereunder.  At our discretion, we may Sweep the designated account referred to in Section 6.04 hereof to obtain the MAF contributions.  The MAF shall be our exclusive property and shall be used by us to cover costs of, among other things, employing advertising/public relations agencies, supporting and conducting market research activities, concept development (food and customer experience, project development and testing), design development (design, Restaurant prototype and testing), and maintenance, administration and direction of the foregoing activities.  We do not separately account for the MAF or the expenditures there from.

10.05 Marketing Cooperatives.  We have the right, at our sole discretion, to establish or approve local and/or regional marketing cooperatives and/or national cooperatives for Noodles & Company Restaurants in your local or regional or national areas, covering such geographical areas as we may designate from time to time (“Cooperative”).  You must participate in any such cooperative and its programs and abide by its by-laws.  If your Noodles & Company Restaurant is within the territory of an existing Cooperative at the time your Noodles & Company Restaurant opens for business, you agree to immediately become a member of the Cooperative.  If a Cooperative applicable to your Noodles & Company Restaurant is established during the term of this Agreement, you agree to become a member no later than thirty (30) days after the date approved by us for the Cooperative to commence operation.  The following provisions shall apply to each Cooperative:

(a) each Cooperative shall utilize a voting system of one (1) vote per one (1) eligible Noodles & Company Restaurant (an eligible Restaurant shall be one that is open and operating at the time of the vote);

(b) each Cooperative shall be organized and governed in a form and manner, and shall commence operations on a date, approved in advance by us in writing; no changes in the by-laws or other governing documents of a Cooperative shall be made without our prior written consent;

(c) each Cooperative shall be organized for the exclusive purpose of administering marketing programs and developing, subject to our approval, promotional materials for use by the members in the Cooperative;

(d) no marketing or promotional plans or materials may be used by a Cooperative or furnished to its members without prior approval by us pursuant to Section 10.05(f) below;

(e) you and each other member of the Cooperative shall contribute to the Cooperative, using a collection structure selected and established by us, the amount determined in accordance with the Cooperative’s by-laws.  Any Noodles & Company Company-owned Restaurant located in such designated local or regional (or national if applicable) area(s) will contribute to the Cooperative on the same basis.  Contributions to such local and/or regional or national marketing cooperatives are applied towards the marketing expenditures required by Section 10.02; however, if we provide you and your Cooperative thirty (30) days’ notice of a special promotion, including any regional promotions, you must participate in such promotion and pay to us any special promotion marketing fees assessed in connection therewith, beginning on the effective date of such notice and continuing until such special promotion is concluded.  Any such special promotion marketing fees shall be in addition to, and not applied towards, the aggregate maximum marketing expenditure required by Section 10.01 and 10.02;

(f) all marketing and promotion by you and the Cooperatives shall be approved by us in writing prior to implementation, shall be conducted in a manner that supports the brand, and shall conform to such standards and requirements as we may specify.  You or the Cooperative shall submit written samples of all proposed marketing and promotional plans and materials to us for our approval (except with respect to prices to be charged) at least thirty (30) days before their intended use, unless such plans and materials were prepared by us or have been approved by us within the previous six (6) months.  Proposed marketing plans or materials shall be deemed to have been approved if they have not been disapproved by us within fifteen (15) days after their receipt by us;

(g) at our request, you shall furnish us with copies of such information and documentation evidencing your Cooperative contributions as we may require in order to evidence your compliance with Section 10.02 and 10.05;

(h) the Cooperative may elect to spend marketing dollars in excess of the amount Noodles & Company establishes.  Such incremental excess shall not diminish the aggregate maximum we may charge for marketing;

(i) Noodles & Company may, at its election, provide accounting services for any such cooperatives at market rates or it may select a third-party accounting firm to supply this service.  The cooperative shall pay the costs of such accounting upon invoice for the same.

10.06 Price Point Promotions, Product Launches, Special Promotions and Multi-Area Marketing Programs.

(a) In addition to the marketing funds and other marketing requirements, Area Operator shall participate in price point promotions, special promotions, Multi-Area Marketing Programs and product launches we establish from time to time at Area Operator’s expense, provided such promotions do not violate applicable law.  Area Operator is required to obtain our prior written approval prior to implementing such a program we have not mandated or provided.

(b) You shall fully participate in all programs, public relations campaigns, prize contests, special offers, and other programs (including stored value cards, gift certificates and other similar programs), national, regional, or local in nature (including the introduction of new products, new franchises or other marketing programs directed or approved by us) which are prescribed from time to time by us.  You shall be responsible for the costs of such participation.  To the extent permitted by law, you will comply with any minimum or maximum price restrictions, including the use of coupons, which we may promulgate from time to time.

(c) We may also require you to join and participate in Multi-Area Marketing Programs, and may specify maximum resale prices to the extent permitted by law.  We may designate the coverage area, method and timing of payment, and any outside agencies.

10.07 Prior Approval of Marketing Materials and Use of Noodles & Company Provided Materials.  You must submit to us for our written approval (which may be withheld in our sole discretion), no later than thirty (30) days prior to your planned implementation, all marketing plans, written materials and samples of all marketing, public relations and promotional materials not prepared or previously approved by us and which vary from our standard marketing, public relations and promotional materials.  If you elect to work with a marketing agency, you must obtain our written approval of such agency, which approval we may in our sole discretion withhold, before you sign any contracts or share any Confidential Information with the agency.  You may not use any marketing, public relations or promotional materials that we have not approved.  You may not use any marketing, public relations or promotional materials involving the sale or service of alcohol without our prior written consent, which may be withheld in our sole discretion.

You further agree to use in your marketing efforts the marketing materials available from Noodles & Company, which shall be made available to you at your expense, in the manner and frequency we require.  Failure to meet the requirements of any provision of Section 10 is a material breach of this Agreement.

10.08 Area Operator Websites.  You agree not to promote, offer or sell any products or services, or to use any of the Marks, relating to your Noodles & Company Restaurant through the Internet or other future technological avenues without our prior written consent, which we may withhold for any or no reason.  We have no immediate plans to permit such websites or Internet use.  You further agree not to have a Website accessible by the public, or any part of the public, without our prior written consent, which we may withhold for any or no reason.  In connection with any such consent, we may establish such requirements as we deem appropriate, including without limitation: (a) obtaining our prior written approval of any Internet domain name and home page addresses; (b) submission for our approval of all Web site pages, materials, and content; (c) use of all hyperlinks and other links; (d) restrictions on use of any materials (including text, video clips, photographs, images, and sound bites) in which any third party has any ownership interest; and (e) obtaining our prior written approval of any modifications.  You further agree to assign to us any domain names you obtain that we, in our sole discretion, request that you transfer to us that you used in connection with the Noodles & Company concept, and you further agree to assign any and all domain names used by you in the operation and promotion of your Noodles & Company Restaurant at such time this Agreement is terminated.

10.09 Public and Media Relations.  You agree that you will not issue any press or other media releases or other communication without our prior mutual agreement.  As an FAO, you agree to only participate in (internal and external) communications activities that create good will, enhance public image and build the Noodles & Company brand.

10.10 Maximum Aggregate Fund Expenses.  Without any vote and in our sole discretion, we reserve the right to change the requirement for BDF contributions (as well as the requirement for FMF and the MAF contributions) up to an aggregate maximum of five and one-half percent (5.5%) allocated amongst the funds as we determine is best for the Noodles & Company System.  Notwithstanding the above, we also reserve the right to change the aggregate maximum for BDF contributions (as well as the requirement for FMF and the MAF contributions) without regard to the limitation set forth in the preceding sentence, in the future by gaining an approval vote by sixty-six percent (66%) of all then-existing Company-owned and franchised Noodles & Company Restaurants.  Voting will be accomplished through a system of one (1) vote per eligible Noodles & Company Restaurant.  Cooperatives may choose to exceed the minimums established by the Company in accordance with their bylaws.

11.                               RECORDS AND REPORTS.

11.01 Records.  You agree to prepare and to maintain for three (3) years complete and accurate books, records (including invoices and records relating to your marketing expenditures) and accounts (using our then current standard chart of accounts) for your Noodles & Company Restaurant, copies of your sales tax returns and such portions of your state and federal income tax returns as relate to your Noodles & Company Restaurant.  You further agree to prepare financial statements required in Section 11.03 in the form and presentation specified by us.  All such books and records shall be kept at your principal address indicated on the first page of this Agreement, unless we otherwise approve.

11.02 Technology Requirements for Reporting Data.  You must record all sales on computer-based cash registers which are fully compatible with our computer system and which include an information interface capability to communicate electronically with our computer system to provide us with continuous transaction level point of sale data.  You agree to purchase or lease, at your expense, such computer hardware and software, required dedicated telephone and power lines, DSL or better transmission lines, modems, printers, and other computer related accessories and peripheral equipment as we may specify, for the purpose of, among other functions, recording financial and customer data and communicating with us.  We may require you to use proprietary software and any other computer systems, which we may prescribe from time to time, and you agree to execute such agreements as we may require in connection therewith.  We may prescribe a specific point of sale or other computer hardware and software, which you agree to purchase.

You must provide such assistance as may be required to connect your computer system with our computer system and point of sale system.  We shall have the right to retrieve transaction level data through point of sale electronic reporting as well as time of order to time of delivery data and such other information from your computer system as we deem necessary or desirable, and you agree to fully cooperate with such efforts.  You will be required to provide us with all of the data Company-owned Restaurants provide to us in a format readily usable by us.  In view of the contemplated interconnection of computer systems and the necessity that such systems be compatible with each other, you agree that you will comply strictly with our standards and specifications for all items associated with your computer systems.

To ensure full operational efficiency and optimum communication capability among computer systems installed by Noodles & Company Restaurants, you agree, at your expense, to keep your computer systems in good maintenance and repair, and to promptly install such additions, changes, modifications, substitutions or replacements to hardware, software, telephone and power lines, and other computer-related facilities, as we direct.  In the event we approve your use of a website, you agree to ensure that the website is compatible with our website(s) and capable of any linkages we may require.

11.03 Periodic Reports.  You must furnish us: (a) no later than the first (1st) business day immediately following the end of the applicable Reporting Period, a report of Net Royalty Sales for the preceding Reporting Period; (b) within ninety (90) days after the end of each fiscal year, a year-end balance sheet and income statement and statement of cash flow of your Noodles & Company Restaurant for such year, reflecting all year-end adjustments and accruals;

(c) on the 25th day of each month or other fiscal period, Income Statement and Balance Sheet for the prior month or other fiscal period; and (d) within thirty (30) days of our request, such other information as we may require from time to time, including sales mix data, food and labor cost reports and sales and income tax statements.  All such reports shall use our then-current standard chart of accounts.  You must verify that the information in each such report and financial statement is complete and accurate and sign it.  We reserve the right to require that your annual financial statements be audited, at your expense, by an independent certified public accountant approved by us.  We reserve the right to publish or disclose information that we obtain under this section in any data compilations, collections, or aggregations that we deem appropriate, in our sole discretion, so long as we do not disclose information relating to performance of your individual Noodles & Company Restaurant, unless such disclosure is required by law or order of a court.  We require you to use the reporting periods and fiscal year used by us.

12.                             OPERATIONS MANUAL.

12.01 Operations Manual.  The Operations Manual may include, without limitation, matters such as the following: policies and procedures for all aspects of construction, design and operation of the Restaurant, forms, information relating to product and menu specifications, purchase orders, general operations, labor management, personnel, gross sales reports, net royalty sales reports, training and accounting, sanitation, food safety, design specifications, insurance requirements, uniforms, signs, notices, specified equipment and fixtures, Marks usage, lease requirements, décor, standards of maintenance and appearance of the Restaurant, hours and days of operation, advertising and marketing, standards of maintenance, customer experience, reporting requirements, and how to contact us.  We may also establish emergency procedures, which may include closure of the Restaurant.  You agree that we shall not be liable for any losses or costs, including consequential damages or lost profits, due to such closure or otherwise.

12.02 Modification to Operations Manual.  We will modify the Operations Manual at any time and from time to time, provided that no such modification shall alter your fundamental status and rights under this Agreement.  Such modifications shall be effective upon delivery of written notice, or at such time thereafter as we designate.  The Operations Manual is an integral part of this Agreement, including all amendments thereto, and you agree to comply with all aspects of the Operations Manual, as amended.

12.03 Proprietary and Confidential Information.  You agree that the Operations Manual is owned solely and exclusively by us, is strictly confidential and that you will make no claim to ownership of the Operations Manual or its contents.

13.                             INSPECTIONS OF YOUR NOODLES & COMPANY RESTAURANT; AUDITS.

13.01 Inspections.  We and our designees have the right at any reasonable time and without prior notice to: (a) inspect your Noodles & Company Restaurant; (b) observe, photograph, audio-tape and/or video tape the operations of your Noodles & Company Restaurant; (c) remove samples of any food and beverage products, materials or supplies for testing and analysis; and (d) interview personnel and customers of your Noodles & Company Restaurant.  You agree to cooperate fully with such activities.  You shall furnish to us immediately upon receipt by you all inspection reports, citations or warnings received from municipal or other authorities.

13.02 Audits.  We have the right at any time during business hours, and on ten (10) days prior notice to you, to inspect, copy and audit the books, records, tax returns and documents relating to the development, ownership, lease, occupancy or operation of your Noodles & Company Restaurant.  You must cooperate fully with our representatives and independent accountants conducting such audits.  If any inspection or audit discloses an understatement of Net Royalty Sales, you must pay us, within seven (7) days after receipt of the audit report, the royalties and any advertising contributions due on the amount of such understatement, plus interest (as provided in Section 6.05) from the date originally due until the date of payment.  Further, if such inspection or audit is made necessary by your failure to furnish reports, records or information on a timely basis, or if the audit determines an understatement of Net Royalty Sales for the period of any audit to be greater than one percent (1%), you must reimburse us for the cost of such audit or inspection, including the charges of any attorneys and independent accountants and the travel expenses, room and board and compensation of our employees, attorneys and independent accountants plus $3,500 (or the amount in our then-current Franchise Agreement used for new franchises) to offset our internal costs relating to such audit.

14.                             AREA OPERATOR’S RIGHT TO TRANSFER.

14.01 Noodles & Company’s Approval.  The rights and duties created by this Agreement are personal to you and your Owners.  Accordingly, neither you nor any of your Owners or Affiliates, nor any individual, partnership, limited liability company, corporation or other entity which directly or indirectly has or owns any interest in this Agreement, may Transfer the Franchise or any direct or indirect interest therein without our prior written consent, which may be withheld in our sole discretion.  Any transfer without such approval or compliance constitutes a breach of this Agreement and is void and of no force or effect.

14.02 Conditions for Approval.  If we have not exercised our right of first refusal under Section 14.06, we will not unreasonably withhold our approval of a Transfer of the Franchise that meets all of the reasonable restrictions, requirements and conditions we impose on the Transfer, the transferors, and/or the transferee(s), prior to the transfer being valid, including the following:

(a) you have completed development of your Noodles & Company Restaurant and are operating your Noodles & Company Restaurant in accordance with this Agreement;

(b) you and your Owners and Affiliates must be in compliance with the provisions of this Agreement and all other agreements with us or our Affiliate, as applicable;

(c) the proposed transferee must be an entity, and its owners must provide us on a timely basis all information we request; the proposed transferee’s owners must be individuals acting in their individual capacities who are of good character and reputation, who must have sufficient business experience, aptitude and financial resources to operate your Noodles & Company Restaurant, and who must otherwise meet our approval;

(d) the proposed transferee may not be an entity, or be affiliated with an entity, that is required to comply with reporting and information requirements of the Securities Exchange Act of 1934, as amended or other Publicly Held Entity;

(e) the transferee (or its Operating Partner) and its managers, shift supervisors and other personnel must have completed our initial training program or must be currently certified by us to operate and/or manage a Noodles & Company Restaurant to our satisfaction;

(f) the transferee (and its owners) must agree to be bound by all of the provisions of this Agreement for the remainder of its Term or, at our option, execute our then-current Franchise Agreement and related documents used in the state in which your Noodles & Company Restaurant is located (which may provide for different royalties, advertising contributions and expenditures, duration and other rights and obligations than those provided in this Agreement);

(g) you or the transferee must pay us a transfer fee equal to $3,500 (or the amount in our then-current Franchise Agreement used for new franchises) plus associated costs;

(h) you and your Owners and Affiliates must, except to the extent limited or prohibited by applicable law, execute a general release, in form and substance satisfactory to us, of any and all claims against us, our Affiliate, stockholders, officers, directors, employees, agents, successors and assigns;

(i) we must not have disapproved the material terms and conditions of such Transfer (including the price and terms of payment and the amount to be financed by the transferee in connection with such transfer) on the basis that they are so burdensome as to be likely, in our reasonable judgment, to adversely affect the transferee’s operation of your Noodles & Company Restaurant or its compliance with its franchise agreements and any other agreements being transferred;

(j) if you (or any of your Owners or Affiliates) finance any part of the sale price of the transferred interest, you and/or your Owners or Affiliate must agree that all obligations of the transferee, and security interests reserved by any of them in the assets transferred, will be subordinate to the transferee’s obligations to pay all amounts due us and our Affiliate and to otherwise comply with this Agreement, any Franchise Agreement being transferred or any Franchise Agreement executed by the transferee;

(k) you and your Owners must execute a non-competition covenant, in form and substance satisfactory to us, in favor of us and the transferee agreeing that, for a period of two (2) years, starting on the effective date of the Transfer, you and your Owners will not directly or indirectly (such as through members of his/her or Immediate Families) own any legal or beneficial interest in, or render services or give advice to: (1) any Competitive Business; or (2) any entity which grants franchises, licenses or other interests to others to operate any Competitive Business in any Designated Market Area (as defined by Nielsen Media Research) where a Noodles & Company Restaurant is located, whether Company-owned or franchised, or within any area that is or was within an Area Development Area or a Protected Area, as those terms are defined in the Area Development Agreement and this Agreement;

(l) we do not determine that any applicable federal or state statute, regulation, rule or law which is enacted, promulgated or amended after the date hereof, may have a material adverse effect on our rights, remedies or discretion with respect to our relationship with the proposed transferee;

(m) you and your Owners and Affiliates must execute such other documents and do such other things as we may reasonably require to protect our rights under this Agreement and under any Area Development Agreement;

(n) transferee must obtain an assignment of leases from the landlords for all Restaurants being transferred and obtain liquor and other required licenses from all applicable authorities for all Restaurants being transferred; and

(o) such proposed transferee must meet all of the then-current Franchise Agreement requirements, approval processes and criteria for new Area Operators of Noodles & Company Restaurants, including ownership of the required minimum number of Noodles & Company Restaurants after the Transfer.

14.03 Effect of Approval.  Our approval of a Transfer of the Franchise does not constitute: (a) a representation as to the fairness of the terms of any agreement or arrangement between you or your Owners and the transferee or as to the prospects of success of the Noodles & Company Restaurant by the transferee; or (b) a release of you and your Owners, a waiver of any claims against you or your Owners or a waiver of our right to demand the transferee’s compliance with this Agreement.  Any approval shall apply only to the specific Transfer of the Franchise being proposed and shall not constitute an approval of, or have any bearing on, any other proposed Transfer of the Franchise.

14.04 Special Transfers.  Neither Section 14.06 nor Section 14.02(g), shall apply to any Transfer of the Franchise among any of your then-current Owners.  On thirty (30) days’ notice to us, you, if you are a partnership, may transfer this Agreement in conjunction with a transfer of all of the assets of your Noodles & Company Restaurant, by an agreement in form and substance approved by us, to a corporation or limited liability company which conducts no business other than the Noodles & Company Restaurant (and other Noodles & Company Restaurants under franchise agreements granted by us), and of which you own and control all of the equity and voting power of all issued and outstanding capital stock.  None of the foregoing assignments shall relieve you or your Owners of your respective obligations hereunder, and you and your Owners remain jointly and severally liable for all obligations hereunder.  We will also permit transfers among partners so long as the transfer is to a prior existing partner that was previously approved by us and who meets our then-current requirements for Area Operators.

14.05 Death or Disability of Area Operator.

(a) Upon your death or permanent disability, or the death or permanent disability of the Operating Partner or an Owner of a controlling interest in Area Operator, if we do not exercise our right of first refusal, the executor, administrator or other personal representative of such person shall transfer his interest in this Agreement or his interest in Area Operator to a third party approved by us in accordance with all of the applicable provisions of Section 14 within a reasonable period of time, not to exceed six (6) months from the date of death or permanent disability.  We agree not to exercise our right of first refusal in the case of death or disability if the proposed purchaser or transferee is a family member who meets our then-current requirements for Area Operators or is a prior existing partner that was previously approved by us and who meets our then-current requirements for Area Operators.

(b) In order to prevent any interruption in the operation of the Restaurant and any injury to the goodwill and reputation which would cause harm to the Restaurant, you authorize us, and we shall have the right, but not the obligation, to operate the Restaurant for so long as we deem necessary and practical, and without waiver of any other rights or remedies we may have under this Agreement, in the event that: (i) you (if you are an individual) or your Operating Partner are absent or incapacitated by reason of illness or death and that you are not, in our sole judgment, able to perform under this Agreement; or (ii) any allegation or claim is made against the Restaurant, you or the Operating Partner involving or relating to any fraudulent or deceptive practice.  In the event that we install a support manager to operate the Restaurant, we, at our option, shall not be obligated to operate it for a period more than ninety (90) days.  All revenues from the operation of the Restaurant during such period of operation by us shall be kept in a separate account and the expenses of the Restaurant, including Royalty Fees, marketing and advertising contributions, compensation and expenses for our representative, shall be charged to said account.  If the revenues are not sufficient to cover these expenses, you will pay us on demand, and we may Sweep the account in Section 6.04 to obtain payment of, the amount necessary to pay these expenses in full.  If we elect to temporarily operate the Restaurant on your behalf, you herby do and further agree to indemnify and hold us harmless from any and all claims arising from our acts and omissions.

14.06 Noodles & Company’s Right of First Refusal.  If you or any of your Owners desire to transfer the Franchise for legal consideration, you or such Owner must obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser and must deliver immediately to us a complete and accurate copy of such offer.  If the offeror proposes to buy any other property or rights from you or any of your Owners or Affiliates (other than rights under Area Development Agreements or other franchise agreements for Noodles & Company Restaurants) as part of the bona fide offer, the proposal for such property or rights must be set forth in a separate, contemporaneous offer that is fully disclosed to us, and the price and terms of purchase offered to you or your Owners for the transfer of the Franchise must reflect the bona fide price offered therefore and may not reflect any value for any other property or rights.

We have the option, exercisable by notice delivered to you or your Owners within sixty (60) days from the date of delivery of a complete and accurate copy of such offer to us to purchase such interest for the price and on the terms and conditions contained in such offer, provided that: (a) we may substitute cash for any form of payment proposed in such offer; (b) our credit shall be deemed equal to the credit of any proposed purchaser; and (c) we will have not less than ninety (90) days from the option exercise date to consummate the transaction.  We have the right to investigate and analyze the business, assets and liabilities and all other matters we deem necessary or desirable in order to make an informed investment decision with respect to the fairness of the terms of our right of first refusal.  We may conduct such investigation and analysis in any manner we deem reasonably appropriate, and you and your Owners must cooperate fully with us in connection therewith.

If we exercise our option to purchase, we are entitled to purchase such interest subject to all representations and warranties, closing documents and indemnities as we reasonably may require, provided that, we exercise our option as a result of a written offer reflected in a fully negotiated definitive agreement with the proposed purchaser, we will not be entitled to any additional representations, warranties, closing documents or indemnities that will have a materially adverse effect on your rights and obligations under the definitive agreement.  If we do not exercise our option to purchase, you or your Owners may complete the sale to such offeror pursuant to and on the exact terms of such offer, subject to our approval of the transfer as provided in Sections 14.01 and 14.02, provided that we will have another option to purchase if the sale to such offeror is not completed within ninety (90) days after we elect not to exercise our option to purchase, or if there is a material change in the terms of the offer.  You will promptly notify us in either event and we will have an additional thirty-day (30) period to exercise our option following receipt of that notice.

14.07 Securities Offerings.  Neither you nor any of your Owners may issue or sell, or offer to issue or sell, any of your securities or any securities of any of your Affiliates, regardless of whether such sale or offer would be required to be registered pursuant to the provisions of the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, without obtaining our prior consent and complying with all of our requirements and restrictions concerning use of information about us and our Affiliate.  Neither you nor any of your Owners may issue or sell your securities or the securities of any of your Affiliates if: (1) such securities would be required to be registered pursuant to the Securities Act of 1933, as amended, or such securities would be owned by more than thirty-five (35) persons; or (2) after such issuance or sale, you or such Affiliate would be required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended, hereinafter referred to as a “Publicly Held Entity,” or (c) the result would be that the initial Owners would own less than fifty-one percent (51%) of your and/or your Affiliates’ securities and voting rights.

Any proposed private placement of your or of your Affiliate’s securities must be approved by us and our legal counsel prior to the offering of securities.  You shall pay the costs of such review and associated legal fees.

15.                               DEFAULT AND TERMINATION.

15.01 General.  Noodles & Company shall have the right to terminate this Agreement for “cause.” “Cause” is hereby defined as a material breach or material default of this Agreement.  Noodles & Company has the right to terminate this Agreement upon the following circumstances and in the following manners, each of which is deemed a material breach or default:

15.02 Automatic Termination Without Notice.  Subject to applicable laws of the jurisdiction in which the franchise is located to the contrary, Area Operator shall be deemed to be in default under this Agreement, and all rights granted herein shall at our election automatically terminate without notice to Area Operator if:  (i) Area Operator shall be adjudicated bankrupt or judicially determined to be insolvent (subject to any contrary provisions of any applicable state or federal laws), shall admit to its inability to meet its financial obligations as they become due or shall make a disposition for the benefit of its creditors; (ii) Area Operator shall allow a judgment against him in the amount of more than $25,000 to remain unsatisfied for a period of more than thirty (30) days (unless a supersedeas or other appeal bond has been filed); (iii) if the Restaurant at the Premises or the Area Operator’s assets are seized, taken over or foreclosed by a government official in the exercise of its duties, or seized, taken over, or foreclosed by a creditor or lien holder provided that a final judgment against the Area Operator remains unsatisfied for thirty (30) days (unless a supersedeas or other appeal bond has been filed); (iv) if a levy of execution of attachment has been made upon the license granted by this Agreement or upon any property used in the Restaurant at the Premises, and is not discharged within five (5) days of such levy or attachment; (v) if Area Operator consents to the entry of an order for relief in an involuntary proceeding or to the conversion of an involuntary proceeding to a voluntary proceeding under any such law; (vi) if Area Operator consents to the appointment of, or the taking of possession by a receiver, trustee, or other custodian (as defined in the Bankruptcy Code) for all or a substantial part of its property or the property of the franchise business; (vii) if Area Operator permits any recordation of a notice of mechanics lien against the Restaurant at the Premises or any equipment at the Restaurant at the Premises which is not released within sixty (60) days; or (viii) a condemnation or transfer in lieu of condemnation occurs.

15.03 Option to Terminate Without Opportunity to Cure.  Area Operator shall be deemed to be in default and Noodles & Company may, at its option, terminate this Agreement and all rights granted hereunder, without affording Area Operator any prior notice or opportunity to cure the default, effective immediately upon receipt of notice by Area Operator if any of the following events occur:

(a) Abandonment.  If Area Operator abandons the Restaurant at the Premises.  For purposes of this Agreement, “abandon” shall refer to Area Operator’s failure, at any time during the term of this Agreement, to keep the Premises or Restaurant at the Premises open and operating for business for a period of two (2) consecutive days, except as provided in the Operations Manuals.

(b) Assignment, Death or Incapacity.  If Area Operator purports to sell, assign, transfer, pledge or encumber in whole or in part the Restaurant, or any interest in the Franchise, without the prior written consent of Noodles & Company; except in the case that (i) or (ii) herein apply and you have made an appropriate request to transfer: (i) upon the death or legal incapacity of an Area Operator who is an individual, Franchisor shall allow up to six (6) months after such death or legal incapacity for the heirs, personal representatives or conservators (the “Heirs”) of Area Operator either to enter into a new Franchise Agreement upon Noodles & Company’s Then Current Franchise Agreement (except that no franchise fee or transfer fee shall be charged), if Noodles & Company is subjectively satisfied that the Heirs meet Noodles & Company’s standards and qualifications, or if not so satisfied  to allow the Heirs to sell the franchise to an Entity approved by Noodles & Company; or (ii) upon the death or legal incapacity of an Owner of Area Operator directly or indirectly owning fifty percent (50%) or more of the equity or voting power of Area Operator, Noodles & Company shall allow a period of up to six(6) months after such death or legal incapacity for the Heirs to enter into our Then Current Franchise Agreement or to transfer to another person acceptable by us.  If within said six (6) month period said Heirs fail either to enter into a new Franchise Agreement or to sell the franchise to a person approved by Noodles & Company, or fail either to receive our consent to the transfer of such equity or voting rights to the Heirs or to another person acceptable by us, as provided herein, this Agreement shall thereupon automatically terminate;

(c) Repeated Defaults.  If Area Operator shall default in three (3) or more material obligations within the preceding twelve (12) months for which written notice has been provided, if required, or for which no notice was given if none required, such repeated course of conduct, which need not be the same or identical breaches, shall itself be grounds for termination of this Agreement without further notice or opportunity to cure;

(d) Misrepresentation.  If Area Operator makes any material misrepresentations or omissions in connection with the execution of this Agreement or the acquisition of the Premises;

(e) Violation of Law.  If Area Operator fails, for a period of five (5) days after having received notification of non-compliance from Noodles & Company or any governmental or quasi-governmental agency or authority, to comply with any federal, state or local law or regulation applicable to the operation of the Restaurant;

(f)  Health or Safety Violations.  If Area Operator: (i) operates the Restaurant so contrary to this Agreement, the System and the Operations Manuals as to constitute an imminent danger to the public health; or (ii) sells unauthorized products to the public after notice of default and continuing to sell such products whether or not Area Operator has cured the default after one (1) or more notices; (iii) fails to cure issues after food safety audits and health department inspections; or (iv) fails to begin to correct such non-compliance or violation immediately, and completely corrects such non-compliance or violation within forty-eight (48) hours, after written notice thereof is delivered by said inspector or auditor or us, whichever is earlier;

(g) Under Reporting.  If an audit or investigation conducted by us discloses that Area Operator has knowingly maintained false books or records, or submitted false reports to us, or knowingly understated its Net Royalty Sales or withheld the reporting of same as herein provided;

(h) Criminal Offenses.  If Area Operator or any of its officers, directors, or key employees is convicted of or pleads guilty or nolo contendre to a felony or any other crime or offense that is reasonably likely, in our sole opinion, to adversely affect our reputation, System, Marks or the goodwill associated therewith, or our interest therein;

(i) Assignment Without Consent.  If Area Operator purports to make any assignment or transfer without our prior written consent or otherwise violates this Agreement;

(j) Intellectual Property Misuse.  If Area Operator materially misuses or makes any unauthorized use of the Marks (including, but not limited to, unauthorized use of the Marks as part of a website domain name or electronic address or as part of information available on such website), or otherwise materially impairs the goodwill associated therewith or Noodles & Company’s rights therein.  Area Operator’s disclosure of any portion of the Operations Manual in violation of this Agreement, or Area Operator’s unauthorized use, disclosure or duplication of the “Trade Secrets,” or Confidential Information, excluding independent acts of employees or others if Area Operator shall have exercised its best efforts to prevent such disclosures or use; or

(k) Unethical Conduct.  If Area Operator engages in any dishonest or unethical conduct that may adversely affect the reputation of the Restaurant or other Noodles & Company Restaurants or the goodwill associated with the Marks.

(l) Failure to Complete Training. Failure to timely and successfully complete the training programs described in Section 4.01 to Franchisor’s satisfaction.

15.04 Termination With Notice and Opportunity To Cure.  Except for any default by Area Operator for which no notice is required as expressly provided elsewhere in this Agreement, Area Operator shall have thirty (30) days, five (5) days in the case of any default in the timely payment of sums due to Noodles & Company or its Affiliate), after written notice of default within which to remedy any default under this Agreement, and to provide evidence of such remedy to Noodles & Company.  If any such default is not cured within that time period, or such longer time period as applicable law may require or as we may specify in the notice of default, this Agreement and all rights granted by it shall thereupon automatically terminate without further notice or opportunity to cure.  Defaults for which notice under this Section 15.04 shall be given include:

(a) Performance Requirements.  If Area Operator fails to maintain or observe any of the standards, policies or procedures we prescribe (i) in this Agreement or any other agreement with Noodles & Company or its Affiliate related to this or any other franchise; (ii) in the Operations Manual; (iii) pursuant to our other policies, whether or not written, which describe Area Operator’s duties, obligations, conditions, covenants, or performance requirements; or (iv) in other written documentation, including, without limitation, the requirements and specifications concerning the (a) quality, services, and cleanliness of the Restaurant; (b) the products and services sold or provided at the Restaurant, or the operation of the Restaurant; (c) any other operational and other performance requirements; and (d) the overall quality, service or cleanliness of the Restaurant is determined by us to be unsatisfactory or damaging to the brand or customer experience.

(b) Failure to Adequately Maintain Bank Account.  If Area Operator fails to maintain adequate resources in the designated bank account (as described in Section 6.04) to fully and timely satisfy all Sweeps of the account Noodles & Company is permitted to make under this Agreement.

15.05 Notice Required By Law.  Notwithstanding anything to the contrary contained in this Section 15, in the event any valid, applicable law of a competent Governmental Authority having jurisdiction over this Agreement and the parties hereto shall limit Noodles & Company’s rights of termination hereunder or shall require longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations.  Noodles & Company shall not, however, be precluded from contesting the validity, enforceability, or application of such laws or regulations in any action, arbitration, hearing or dispute relating to this Agreement or the termination thereof.

15.06 Reimbursement of Our Costs.  In the event of a default by Area Operator, all our costs and expenses arising from such default, including reasonable legal fees and reasonable hourly charges of our administrative and other employees shall be paid to Noodles & Company within five (5) days of notice by us.

15.07 Cross-Default.  Except for a default or termination of any Area Development Agreement consisting solely of Area Operator’s failure to meet the development schedule thereunder, any material default not timely cured by Area Operator 1) under the terms and conditions of this Agreement, any Lease, or other agreement between Noodles & Company (or its Affiliate) and Area Operator, 2) of its obligations to any advertising Cooperative of which it is a member, 3) under any agreement with any vendor or supplier of Noodles & Company Proprietary or Non-Proprietary Products, 4) under the Lease for the Premises or 5) under any agreement with any construction suppliers, product supplier or service providers, shall be deemed a material default of this Agreement and each and every said agreement.  Furthermore, in the event of termination, for any cause of this Agreement or any other agreement between the parties hereto, Noodles & Company may, at its option, terminate any or all said agreements.

15.08 Option to Purchase.  Upon the expiration or termination of this Agreement for any reason, we shall give written notice to Area Operator, within thirty (30) days after the effective date of termination or expiration, if we intend to exercise our option to purchase from Area Operator some or all of the assets used in the Noodles & Company Restaurant (“Assets”).  In the event we have exercised such option we shall have the right to immediately enter and take over operations of the Premises.  As used in this Section 15.08, “Assets” shall mean and include, without limitation, leasehold improvements, equipment, vehicles, furnishings, fixtures, signs and inventory (non-perishable products, materials and supplies) used in the Restaurant, any liquor licenses and any other licenses necessary to operate the Premises, and the real estate fee simple or the lease for the Premises.  We shall have the unrestricted right to assign this option to purchase the Assets.  We shall be entitled to all customary representations and warranties that the Assets are free and clear (or, if not, accurate and complete disclosure) as to:  (1) ownership, condition and title; (2) liens and encumbrances; (3) environmental and hazardous substances; and (4) validity of contracts and liabilities inuring to user affecting the Assets, whether contingent or otherwise.

(a) Purchase Price.  The purchase price for the Assets (“Purchase Price”) shall be their fair market value, (or, for leased assets, the fair market value of Area Operator’s lease)

determined as of the effective date of purchase in a manner that accounts for reasonable depreciation and condition of the Assets less the amount of any liabilities associated with the Assets which we elect, in our sole discretion, to assume; provided, however, that the Purchase Price shall take into account the termination of this Agreement.  Further, the Purchase Price for the Assets shall not contain any factor or increment (including goodwill) for any trademark, service mark or other commercial symbol used in connection with the operation of the Noodles & Company Restaurant. We may exclude from the Assets purchased in accordance with this Section any equipment, vehicles, furnishings, fixtures, signs, and inventory that are not approved as meeting then-current standards for a System Restaurant or for which Area Operator cannot deliver a bill of sale in a form satisfactory to us.

(b) Appraisers.  If Franchisor and the Area Operator are unable to agree on the fair market value of the Assets within thirty (30) days after Area Operator’s receipt of Franchisor’s notice of its intent to exercise its option to purchase the Assets, the fair market value shall be determined by two (2) professionally certified appraisers, Area Operator selecting one (1) and Franchisor selecting one (1).  If the valuations set by the two (2) appraisers differ by more than ten percent (10%), the two (2) appraisers shall select a third professionally certified appraiser who also shall appraise the fair market value of the Assets.  The average value set by the appraisers (whether two (2) or three (3) appraisers as the case may be) shall be conclusive and shall be the Purchase Price.

(c) Access to Restaurant, Premises and Books and Records.  The appraisers shall be given full access to the Restaurant, the Premises and Area Operator’s books and records during customary business hours to conduct the appraisal and shall value the leasehold improvements, equipment, furnishings, fixtures, signs and inventory in accordance with the standards of this Section 15.08.  The appraisers’ fees and costs shall be borne equally by Franchisor and Area Operator.

(d) Franchisor’s Purchase Notice.  Within ten (10) days after the Purchase Price has been determined, Franchisor may exercise its option to purchase all or a portion of the Assets by so notifying Area Operator in writing (“Franchisor’s Purchase Notice”).  The Purchase Price shall be paid in cash or cash equivalents at the closing of the purchase (“Closing”), which shall take place no later than sixty (60) days after the date of Franchisor’s Purchase Notice.  From the date of Franchisor’s Purchase Notice until Closing:

(i) Area Operator shall operate the Restaurant and maintain the Assets in the usual and ordinary course of business and maintain in full force all insurance policies required under this Agreement; and

(ii) Franchisor shall have the right to appoint a manager, at Franchisor’s expense, to control the day-to-day operations of the Restaurant and Area Operator shall cooperate, and instruct its employees to cooperate, with the manager appointed by Franchisor.  Alternatively, Franchisor may require Area Operator to close the Restaurant during such time period without removing any Assets from the Restaurant.

(e) Due Diligence Period.  For a period of thirty (30) days after the date of Franchisor’s Purchase Notice (“Due Diligence Period”), Franchisor shall have the right to conduct such investigations as it deems necessary and appropriate to determine: (1) the ownership, condition and title of the Assets; (2) liens and encumbrances on the Assets; (3) environmental and hazardous substances at or upon the Premises; and (4) the validity of contracts and liabilities inuring to Franchisor or affecting the Assets, whether contingent or otherwise.  Area Operator will afford Franchisor and its representatives access to the

Restaurant and the Premises at all reasonable times for the purpose of conducting inspections of the Assets; provided that such access does not unreasonably interfere with Area Operator’s operation of the Restaurant.

(f) Title and Lien Searches, Surveys, Environmental Assessments and Inspections.  During the Due Diligence Period, at its sole option and expense, Franchisor may (a) cause the title to the Assets that consist of real estate interests (“Real Estate Assets”) to be examined by a nationally recognized title company and conduct lien searches as to the other Assets; (b) procure “AS BUILT” surveys of the Real Estate Assets; (c) procure environmental assessments and testing with respect to the Real Estate Assets; and/or (d) inspect the Assets that consist of leasehold improvements, equipment, vehicles, furnishings, fixtures, signs and inventory (“Fixed Assets”) to determine if the Fixed Assets are in satisfactory working condition.  Prior to the end of the Due Diligence Period, Franchisor shall notify Area Operator in writing of any objections that Franchisor has to any finding disclosed in any title or lien search, survey, environmental assessment or inspection.  If Area Operator cannot or elects not to correct any such title defect, environmental objection or defect in the working condition of the Fixed Assets, Franchisor will have the option to either accept the condition of the Assets as they exist or rescind its option to purchase on or before the Closing.

(g) Compliance with Legal Requirements.  Prior to the Closing, Area Operator and Franchisor shall comply with all applicable legal requirements, including the bulk sales provisions of the Uniform Commercial Code of the state in which the Restaurant is located and the bulk sales provisions of any applicable tax laws and regulations.  Area Operator shall, prior to or simultaneously with the Closing, pay all tax liabilities incurred in connection with the operation of the Restaurant prior to Closing.  Franchisor shall have the right to set off against and reduce the Purchase Price by any and all amounts owed by Area Operator to Franchisor, and the amount of any encumbrances or liens against the Assets or any obligations assumed by Franchisor.

(h) Lease of Premises.  If the Premises are leased, Franchisor agrees to use reasonable efforts to effect a termination of the existing lease for the Premises.  If the lease for the Premises is assigned to Franchisor or Franchisor subleases the Premises from Area Operator, Franchisor will indemnify and hold Area Operator harmless from any ongoing liability under the lease from the date Franchisor assumes possession of the Premises, and Area Operator will indemnify and hold Franchisor harmless from any liability under the lease prior to and including that date.

If Area Operator owns the Premises, Franchisor, at its option, will either purchase the fee simple interest or, upon purchase of the other Assets, enter into a standard lease with Area Operator on terms comparable to those for which similar commercial properties in the area are then being leased.  The initial term of this lease with Area Operator shall be at least ten (10) years with two (2) options to renew of five (5) years each and the rent shall be the fair market rental value of the Premises.  If Area Operator and Franchisor cannot agree on the fair market rental value of the Premises, then appraisers (selected in the manner described above) shall determine the rental value.

(i) Closing.  At the Closing, Area Operator shall deliver instruments transferring to Franchisor or its assignee:  (a) good and merchantable title to the Assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to Franchisor or its assignee), with all sales and other transfer taxes paid by Area Operator; (b) all licenses and permits for the Restaurant that may be assigned or transferred, with appropriate consents, if required; and (c) the lease or sublease for the Premises, with appropriate consents, if required.  If Area Operator cannot deliver clear title to all of the purchased Assets as indicated in this Section, or if Area Operator is otherwise not able to comply with the requirements set forth in this Section, then the Closing shall be accomplished through an escrow.

15.09  Termination by Area Operator.  If Area Operator is in full compliance with this Agreement, and Franchisor materially breaches this Agreement, Area Operator may terminate this Agreement effective ninety (90) days after the delivery of written notice of termination if Area Operator gives written notice of such breach to Franchisor and Franchisor does not:

(a)         correct such failure within ninety (90) days after delivery of notice of such breach; or

(b)         if such breach cannot reasonably be cured within ninety (90) days after delivery of notice of such breach, undertake within ninety (90) days after delivery of such notice, reasonable efforts to cure such breach, and ultimately cure such breach.

16.                               RIGHTS AND OBLIGATIONS UPON TERMINATION.

16.01 Expiration or Termination of Area Operator’s Rights.  Upon the expiration or termination of Area Operator’s rights granted under this Agreement:

(a) Area Operator shall immediately cease to use all trade secrets, Confidential Information, the Marks, and any confusingly similar trademark, service mark, trade name, logotype, or other commercial symbol or insignia.  Area Operator shall immediately return all property belonging to Franchisor, including but not limited to, the Operations Manual, menus, advertising materials, computer software programs and all materials incorporating trade secrets or Confidential Information..  Area Operator shall, at its own cost, make cosmetic changes to the Premises so that it no longer contains or resembles Noodles & Company’s proprietary designs, including removal of all Noodles & Company identifying materials and distinctive cosmetic features and finishes, soffits, interior wall coverings and colors, exterior finishes and colors and signage from the Premises as we may reasonably direct.

(b) Noodles & Company may retain all fees paid pursuant to this Agreement, and Area Operator shall immediately pay any and all amounts owing to Noodles & Company and its Affiliates.

(c) Any and all obligations of Noodles & Company to Area Operator under this Agreement shall immediately cease and terminate.

(d) Any and all rights of Area Operator under this Agreement shall immediately cease and terminate.

(e) Area Operator shall immediately cease to operate the franchised Noodles & Company Restaurant, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former Area Operator of Noodles & Company.

(f) Noodles & Company shall have the option, exercisable by written notice within thirty (30) days after the termination of this Agreement, to take an assignment of all telephone numbers (and associated listings) for the Restaurant, and Area Operator shall notify the telephone company and all listing agencies of the termination or expiration of Area Operator’s right to use any telephone number and any classified or other telephone directory listings associated with the Restaurant, and authorize and instruct their transfer to Noodles & Company.

Area Operators shall deliver all goods and materials containing the Marks to Noodles & Company and we shall have the sole and exclusive use of any items containing the Marks.  Area Operator is not entitled to any compensation from us if we exercise this option.

(g) If Noodles & Company shall have authorized Area Operator to use the Marks, in whole or in part, in connection with the Internet, any website or email address, Area Operator shall, at our option, cancel or assign to Noodles & Company, or its designate, all of Area Operator’s rights, title and interest in any Internet websites or web pages, email addresses, domain name listings and registrations which contain or which previously contained the Marks, or any of them, in whole or in part, and Area Operator shall notify Verisign (Network Solutions), register.com, or other applicable domain name registrar and all listing agencies, upon the termination or expiration hereof, of the termination of Area Operator’s right to use any domain name, web page and other Internet devise associated with Noodles & Company or the Restaurant, and authorize and instruct their cancellation or transfer to Noodles & Company, as directed by us.  Area Operator is not entitled to any compensation from us if we exercise our said rights or options.  For the avoidance of doubt, nothing in this Section 16 shall be deemed to permit Area Operator to use the Marks, or any of them in whole or in part, in connection with the Internet, except with our prior written consent as provided in this Agreement.

16.02 Survival of Obligations.  Termination or expiration shall be without prejudice to any other rights or remedies that Noodles & Company or Area Operator, as the case may be, shall have in law or in equity, including, without limitation, the right to recover benefit of the bargain damages.  In no event shall a termination or expiration of this Agreement affect Area Operator’s obligations to take or abstain from taking any action in accordance with this Agreement.  The provisions of this Agreement which constitute post-termination covenants and agreements including the parties’ obligation to arbitrate any and all disputes shall survive the termination or expiration of this Agreement.  Area Operator shall provide us written confirmation that it has complied with all aspects of Section 16 and will continue to comply with such provisions within thirty (30) days of the effective date of the termination.

16.03 No Ownership of Marks.  Area Operator acknowledges and agrees that rights in and to Noodles & Company’s Marks and the use thereof shall be and remain our property.

16.04 Government Filings.  In the event Area Operator has registered any of Noodles & Company’s Marks or the name Noodles & Company as part of Area Operator’s assumed, fictitious or corporate name, Area Operator shall promptly amend such registration to delete Noodles & Company’s Marks and any confusingly similar marks or names therefrom.

16.05 Post-Term Covenants.  Without limiting the generality of Section 16.02, the Post-Term covenants provided in Section 7.03 of this Agreement shall apply up on the expiration or termination of this Agreement.

17.                            SUCCESSOR FRANCHISE RIGHTS.

17.01 Your Right To Renewal.  You will have an option to renew your Franchise Agreement for the Noodles & Company Restaurant you operate at the Premises after the Initial Term for two Renewal Terms of ten (10) years each, subject to the following conditions:

(i).  Not less than twelve (12) months nor more than eighteen (18) months before the end of the Initial Term or a subsequent Renewal Term you must have given us written notice of your election to exercise the option. If you do not provide timely written notice of your election to exercise the option, you will be deemed to have waived the option. If you do give timely written notice of your election to exercise the option, but we do not agree that you are entitled to exercise the option, we will so notify you within sixty (60) days of the date your notice is given. If we fail to so notify you within such sixty (60) day period that we do not agree that you are entitled to exercise the option, we will be deemed to have waived our right to object to your election.

(ii).  You will be required to enter into our then-current form of Franchise Agreement, which will supersede this Agreement in all respects and which shall provide a ten-year term for each Renewal Term. The terms of that Franchise Agreement may differ from this Agreement in material respects (including differences in Royalty Fees or other amounts payable by you).

(iii).  You must pay, in lieu of an initial franchise fee, a renewal fee equal to (a) one-half of our then-current franchise fee, in the case of a ten (10) year renewal term, or (b) our then-current franchise fee, in the case of a twenty (20) year renewal term pursuant to 17.01 (iv) below.

(iv).  You must present evidence satisfactory to us that you have the right to remain in possession of the Premises for the entire renewal term, and we must either have (a) approved the Premises as a suitable location for a Noodles & Company restaurant under our then-applicable site criteria, or (b) approved a relocation site as a suitable location for a Noodles & Company location under such criteria (in which event your right to enter into the new Franchise Agreement will be conditioned upon your relocation of the Noodles & Company Restaurant at your expense and the renewal term which you are exercising may at your election be extended to an aggregate period of up to twenty (20) years rather than ten (10) years). In addition, if you hold a ground lease or fee ownership of the Premises the renewal term you are exercising may at your election be extended to an aggregate period of up to twenty (20) years (or such shorter period for which you have ground lease rights) rather than ten (10) years.

(v).  You must complete such renovation, modernization and improvement of the Restaurant premises and fixtures, furniture and equipment as we may reasonably require. Such work may include, without limitation, replacement of addition of signs, equipment, furnishings, fixtures, finishes and décor items, and redesign of the layout of the Restaurant, to reflect the then-current standards and image of the System to Noodles & Company’s reasonable satisfaction. The work must be completed within six (6) months after the Renewal Franchise Agreement is signed.

(vi).  You must have complied with our then-current qualifications (including financial and operational qualifications) and training requirements for new Franchisees, and you must be eligible for renewal in accordance with our process for evaluating franchisee renewal eligibility as in effect from time to time. If you are not so eligible, we will so notify you not less than eighteen (18) months before the end of an Initial Term or subsequent Renewal Term, which notice will include the reasons you are not so eligible, and you will have an opportunity to seek to satisfy such eligibility (and we will re-evaluate such eligibility) prior to the end of such term.

(vii).  You must not have received a notice of default under this Agreement and you must in our opinion have substantially complied with all of the terms and conditions of this Agreement, any amendment or successor to this Agreement, or any other agreement between you or any of your Affiliates and us.

(viii).  Neither you nor any of your affiliates must have engaged in any conduct or communications that disparage Noodles & Company or the Noodles & Company brand.

(ix).  At the time of renewal, you and each of your Affiliates must sign a general release, in a form prescribed by us, releasing any and all claims, including known and unknown claims, against us and our Affiliates, and their respective officers, directors, agents and employees.

17.02 Notices.  You must give us written notice of your desire to acquire a successor franchise not less than six (6) months and no more than twelve (12) months prior to the expiration of this Agreement.  We will give you notice, not later than sixty (60) days prior to expiration of this Agreement, of our decision whether or not you have the right to acquire a successor franchise.  Notwithstanding any notice of our decision that you have the right to acquire a successor franchise for your Noodles & Company Restaurant, your right will be subject to your continued compliance with all the provisions of this Agreement, and all other agreements between you and us or our respective Affiliates, up to the date of its expiration.

18.                               RELATIONSHIP OF THE PARTIES.

18.01 Independent Contractors.  Neither this Agreement nor the dealings of the parties pursuant to this Agreement shall create any fiduciary relationship or any other relationship of trust or confidence between the parties hereto.  Noodles & Company and Area Operator, as between themselves, are and shall remain independent contractors.

If applicable law shall imply a covenant of good faith and fair dealing in this Agreement, the parties hereto agree that such covenant shall not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement.  Additionally, if applicable law shall imply such covenant, we and you acknowledge and agree that: (a) this Agreement (and the relationship of the parties which arises from this Agreement) grants us the discretion to make decisions, take actions and/or refrain from taking actions not inconsistent with your explicit rights and obligations hereunder that may affect favorably or adversely your interests; (b) we will use our judgment in exercising such discretion based on our assessment of our own interests and balancing those interests against the interests of the owners of Noodles & Company Restaurants generally (including ourselves, and our Affiliate and other Area Operators), and specifically without considering your individual interests or the individual interests of any other particular Area Operator; (c) we will have no liability to you for the exercise of our discretion in this manner so long as such discretion is not exercised in bad faith toward you; and (d) in the absence of such bad faith, no trier of fact in any legal action or arbitration proceeding shall substitute its judgment for our judgment so exercised.  Nothing contained in this Agreement, or arising from the conduct of the parties hereunder, is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever.  You must conspicuously identify yourself in all dealings with customers, lessors, contractors, suppliers, public officials, employees and others as the owner of your Noodles & Company Restaurant and must place such other notices of independent ownership on such forms, business cards, stationery, advertising and other materials as we may require from time to time.

You may not make any express or implied agreements, warranties, guarantees or representations or incur any debt in our name or on our behalf or represent that the relationship of the parties hereto is anything other than that of independent contractors.  We will not be obligated by or have any liability under any agreements made by you with any third party or for any representations made by you to any third party.  We will not be obligated for any damages to any person or property arising directly or indirectly out of the operation of your business hereunder.

18.02 Indemnification.  You agree to indemnify us, our Affiliate and our respective directors, officers, employees, shareholders, agents, successors and assigns (collectively “Indemnitees”), and to hold the Indemnitees harmless to the fullest extent permitted by law, from any and all losses and expenses (as defined below) incurred in connection with any litigation or other form of adjudicatory procedure, claim, demand, investigation, or formal or informal inquiry (regardless of whether it is reduced to judgment) or any settlement thereof which arises directly or indirectly from, or as a result of, a claim of a third party against any one (1) or more of the Indemnitees in connection with the development, ownership, operation or closing of any of your Noodles & Company Restaurants (collectively “Event”), and regardless of whether it resulted from any strict or vicarious liability imposed by law on the Indemnities; provided, however, that this indemnity will not apply to any liability arising from negligent acts of Indemnitees (except to the extent that joint liability is involved, in which event the indemnification provided herein will extend to any finding of comparative or contributory negligence attributable to you).  The term “losses and expenses” includes compensatory, exemplary, and punitive damages; fines and penalties; attorneys’ fees; experts’ fees; court costs; costs associated with investigating and defending against claims; settlement amounts; judgments; compensation for damages to our reputation and goodwill; and all other costs associated with any of the foregoing losses and expenses.  We agree to give you reasonable notice of any Event of which we become aware for which indemnification may be required and we may elect (but are not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to your consent, which consent shall not be unreasonably withheld or delayed.  We may, in our reasonable discretion, take such actions as we deem necessary and appropriate to investigate, defend, or settle any Event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of Indemnitees or Noodles & Company Restaurants generally, provided however, that any settlement shall be subject to your consent, which consent shall not be unreasonably withheld or delayed.  We shall not be obligated to consent to any settlement that admits any fault, directly or indirectly, on our part.  Further, notwithstanding the foregoing, if the insurer on a policy or policies obtained in compliance with your Franchise Agreement agrees to undertake the defense of an Event (an “Insured Event”), we agree not to exercise our right to select counsel to defend the Event if such would cause your insurer to deny coverage so long as your insurer provides suitable, skilled counsel to defend the action.  We reserve the right to retain counsel to represent us with respect to an Insured Event at our sole cost and expense.  This Section shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

18.03 Taxes.  We will have no liability for any sales, use, service, occupation, exercise, gross receipts, income, property or other taxes, whether levied upon your Noodles & Company Restaurant, your property or upon us, in connection with sales made or business conducted by you (except any taxes we are required by law to collect from you).  Payment of all such taxes shall be your responsibility.  In the event of a bona fide dispute as to your liability for taxes, you may contest your liability in accordance with applicable law.  In no event, however, will you permit a tax sale, seizure, or attachment to occur against your Noodles & Company Restaurant or any of its assets.

You will promptly pay all federal, state and local taxes arising out of the operation of your business.  We will not be liable for these or any other taxes and you herby do and will indemnify us for any such taxes that may be assessed or levied against us which arise or result from your business.  You shall reimburse us for any sales tax, gross receipts tax, use tax or other tax or assessment imposed by any taxing authority in the state where the Restaurant is located on any fees or other amounts payable to us under this Agreement.  Such taxes are distinguishable from income taxes imposed on us by the jurisdiction in which the Restaurant is located.  Such income taxes are our responsibility.

19.                          DISPUTE RESOLUTION.

19.01 Mediation, Jurisdiction and Venue.  Except for claims by either party for payments owed by one party to the other and except for claims requesting injunctive relief, any controversy or claim arising out of or relating to this Agreement or the making, interpretation, or performance hereof, shall first be submitted to mediation.  The parties shall agree on a single mediator within thirty (30) days after notice by the complaining party, and if no mediator is mutually agreed upon within such thirty (30) days, then the mediation shall be submitted by the complaining party to the American Arbitration Association’s (“AAA’s”) regional office located closest to our principal place of business.  The mediation proceedings shall be conducted in the city where we then have our principal place of business.  You agree and acknowledge that Noodles & Company may, through manuals, or otherwise in writing, designate different procedures or rules for any mediation.

Subject to the foregoing, you and your Owners irrevocably submit to the jurisdiction of the Federal Courts of the United States in the state in which our principal place of business is located (which is Colorado as of the date hereof) and of the state courts of the city and county in which our principal place of business is located (which as of the date hereof is the State of Colorado, City and County of Broomfield) in any suit, action, or proceeding, arising out of or relating to this Agreement or any other dispute between you and us.  You irrevocably agree that all claims in respect of any such suit, action, or proceeding brought by you must be brought therein.  You irrevocably waive, to the fullest extent you may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding, and the defense of lack of personal jurisdiction.

You agree that service of process for purposes of any such suit, action, or proceeding arising out of this Agreement may be made by serving a person of suitable age and discretion (such as the person in charge of the office) at the notice address specified on the signature page of this Agreement.

19.02 Injunctive Relief.  Notwithstanding Section 19, we may obtain, in any court of competent jurisdiction, any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause us irreparable harm.  We may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and your sole remedy in the event of the entry of such injunction, shall be its dissolution, if warranted, upon hearing duly held (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived).  You and each of your Owners acknowledge that any violation of Section(s) 5, 7, 9, 11, 14, 15 and/or 16, but not limited to these Sections, would result in irreparable injury to us for which no adequate remedy at law may be available.  Accordingly, you and each of your Owners consent to the issuance of an injunction prohibiting any conduct in violation of any of those sections and agree that the existence of any claim you or any of your Owners may have against us, whether arising from this Agreement, shall not constitute a defense to the enforcement of any of those Sections.

19.03 Attorneys’ Fees.  If any party brings action against another party, with respect to the subject matter of this Agreement, the prevailing party, if any, shall be entitled to recover from the adverse party all of the reasonable expenses of the prevailing party, including attorney fees.

19.04 Governing Law.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C.  1051 et seq.) or other federal law, this Agreement shall be interpreted under the laws of the State of Colorado, excluding its choice of laws rules.  This Agreement shall be construed under the laws of the State of Colorado, provided the foregoing shall not constitute a waiver of any of your rights under any applicable franchise law of another state.  Otherwise, in the event of any conflict of law, Colorado law will prevail, without regard to its conflict of law principles.  However, if any provision of this Agreement would not be enforceable under Colorado law, and if your Noodles & Company Restaurant is located outside of Colorado and such provision would be enforceable under the laws of the state in which your Noodles & Company Restaurant is located, then such provision shall be construed under the laws of that state.  Nothing in this Section 19 is intended to subject this Agreement to any franchise or similar law, rule or regulation of the State of Colorado to which it otherwise would not be subject.

19.05 Limitations on Legal Actions.

(a) Waiver of Punitive and Exemplary Damages.  Except with respect to your obligations regarding use of the Marks in Section 5 and the Confidential Information in Section 7.01, we and you (and your Owners) each waives, to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other.

(b) Claims barred After One Year.  Any and all claims, controversies or disputes arising out of or relating to this Agreement, or the performance of Noodles & Company hereunder, shall be commenced by you against Noodles & Company within one (1) year from the occurrence first giving rise to such claim, controversy or dispute, or such claim controversy or dispute shall be barred.

(c) Prohibition Against Class and Collective Actions.  You agree that, for our franchise system to function properly, we should not be burdened with the costs of litigating system-wide disputes.  Accordingly, any disagreement between you (and your Owners) and us shall be considered unique as to its facts and shall not be brought as a class action, and you (and each of your Owners) waive any right to proceed against us, our Affiliates, or any of our officers, directors, employees, agents, successors and assigns by way of class action, or by way of a multi-plaintiff, consolidated or collective action.  In any legal action between the parties, the court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the similarity of issues in any other legal action involving us and any other Area Operator, and each party waives the right to claim that a prior disposition of the same or similar issues precludes such independent determination.

(d) Waiver of Jury Trial.  Furthermore, the parties agree that any legal action in connection with this Agreement shall be tried to the court sitting without a jury, and all parties hereto waive any right to have any action tried by jury.

The provisions of this Section 19.  shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

20.                             MISCELLANEOUS.

20.01 Severability and Substitution of Provisions.  Every part of this Agreement shall be considered severable.  If for any reason any part of this Agreement is held to be invalid, that determination shall not impair the other parts of this Agreement.  If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope or in terms of geographical area, type of business activity prohibited and/or length of time, but could be rendered enforceable by reducing or reforming any part or all of it, you and we agree that it will be enforced to the fullest extent permissible under applicable law and public policy.

If any applicable law requires a greater prior notice of the termination of or refusal to enter into a successor franchise than is required hereunder, a different standard of “good cause”, or the taking of some other action not required hereunder, the prior notice, “good cause” standard and/or other action required by such law shall be substituted for the comparable provisions hereof.  If any provision of this Agreement or any specification, standard or operating procedure prescribed by us is invalid or unenforceable under applicable law, we have the right, in our sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to make it valid and enforceable.

20.02 Waiver of Obligations.  We and you may by written instrument unilaterally waive or reduce any obligation of the other under this Agreement.  Any such waiver granted shall be without prejudice to any other rights the waiving party may have, will be subject to continuing review by such party and may be revoked, in such party’s sole discretion, at any time and for any reason, effective upon delivery to the other party of ten (10) days’ prior notice.  You and we shall not be deemed to have waived any right reserved by this Agreement or be deemed to have modified this Agreement by virtue of any custom or practice of the parties at variance with it; any failure, refusal or neglect by you or us to exercise any right under this Agreement (except as provided in Section 20.03) or to insist upon exact compliance by the other with its obligations hereunder; any waiver, forbearance, delay, failure or omission by us to exercise any right, whether of the same, similar or different nature, with respect to other Noodles & Company Restaurants; or the acceptance by us of any payments due from you after any breach of this Agreement.

20.03 Exercise of Rights.  Our respective rights hereunder are cumulative and no exercise or enforcement by either party of any right or remedy hereunder shall preclude the exercise or enforcement by Noodles & Company or Area Operator of any other right or remedy hereunder which Noodles & Company or Area Operator is entitled to enforce by law.  If Area Operator commits any act of default under the agreement for which Noodles & Company exercises its right to terminate this Agreement, Area Operator shall pay to Noodles & Company the actual and consequential damages Noodles & Company incurs as a result of the premature termination of this Agreement.  Area Operator acknowledges and agrees that the proximate cause of such damages sustained by Noodles & Company is Area Operator’s act of default and not Noodles & Company’s exercise of its right to terminate.  Notwithstanding the foregoing, and except as otherwise prohibited or limited by applicable law, any failure, neglect, or delay of a party to assert any breach or violation of any legal or equitable right arising from or in connection with this Agreement shall constitute a waiver of such right and shall preclude the exercise or enforcement of any legal or equitable remedy arising therefrom (however, such violations may be considered in evaluating any request to renew or transfer the franchise), unless written notice specifying such breach or violation is provided to the other party within twenty-four (24) months after the later of: (a) the date of such breach or violation; or (b) the date of discovery of the facts (or the date the facts could have been discovered, using reasonable diligence) giving rise to such breach or violation.

20.04 Successors and Assigns.  This Agreement is binding on the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest.  This Agreement is fully transferable and assignable by us, whether by operation of law or otherwise, and shall inure to the benefit of any transferee or other legal successor to our interests herein.

20.05 Construction.  The language of this Agreement shall be construed according to its fair meaning and not strictly against any party.  The introduction, personal guarantees, exhibits and riders (if any) to this Agreement, as well as the Operations Manual, are a part of this Agreement, which constitutes the entire Agreement of the parties.  Except as otherwise expressly provided herein, there are no other oral or written agreements, understandings, representations or statements relating to the subject matter of this Agreement, other than the Franchise Disclosure Document and the ADA, that either party may or does rely on or that will have any force or effect.  Nothing in this Agreement shall be deemed to confer any rights or remedies on any person or legal entity not a party hereto.  This Agreement shall not be modified except by mutual agreement of the parties evidenced by a written agreement signed by both parties except as otherwise expressly stated herein.

The headings of Sections are for convenience only and do not limit or construe their contents.  The word “including” shall be construed to include the words “without limitation.” The term “Franchisee” or “Area Operator” or “you” is applicable to one or more persons, a corporation, limited liability company or a partnership and its owners, as the case may be.  If two (2) or more persons are at any time Area Operators hereunder, whether as partners, joint venturers or otherwise, their obligations and liabilities to us shall be joint and several.  References to a controlling interest in an entity shall mean more than fifty percent (50%) of the equity or voting control of such entity.

This Agreement may be executed in multiple copies, each of which shall be deemed an original.  Time is of the essence in this Agreement.

20.06 Approvals and Consents.  Whenever this Agreement requires the approval, acceptance, or consent of either party, the other party shall make written request thereof, and such approval, acceptance, or consent shall be obtained in writing; provided, however, unless specified otherwise in this Agreement, such party may withhold approval, acceptance, or consent for any reason or for no reason at all.  Furthermore, unless specified otherwise in this Agreement, no such approval, acceptance, or consent shall be deemed to constitute a warranty or representation of any kind, express or implied, and the approving, accepting or consenting party shall have no responsibility, liability or obligation arising there from.

20.07 Notices and Payments.  All notices, requests and reports permitted or required to be delivered by this Agreement shall be deemed delivered: (a) at the time delivered by hand to the recipient party or any officer, director or partner of the recipient party; (b) on the same day of the transmission by facsimile, telegraph or other reasonably reliable electronic communication system provided verification of receipt is retained on a business day (otherwise on the next business day); (c) one (1) business day after being placed in the hands of a commercial courier service for guaranteed overnight delivery; or (d) five (5) days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified in writing.  All notices to us must include a copy to our General Counsel and our Chief Financial Officer to be effective.  All payments and reports required by this Agreement shall be sent to us at the address identified in this Agreement unless and until a different address has been designated by written notice.  No restrictive endorsement on any check or in any letter or other communication accompanying any payment shall bind us, and our acceptance of any such payment shall not constitute an accord and satisfaction.

20.08  Additional Services.  We may, upon your request or in our sole discretion, provide additional services to you.  The then current Operations Manual will include the fees we are entitled to charge you for said services.

20.09 Receipt of Franchise Disclosure Document and Agreement.  You acknowledge having received our Franchise Disclosure Document fourteen (14) days before you (a) sign any agreement with us, or (b) make a payment to us.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

FRANCHISOR NOODLES & COMPANY, a Delaware corporation	AREA OPERATOR If a corporation, partnership, limited liability company or other legal entity:
(Name of Corporation, partnership, limited liability company or other legal entity)

By:	By:
Name:	Name:
Title:
Title:

By:	By:
Name:	Name:
Title:
Title:

By:
Name:
Title:

By:
Name:
Title:

IF INDIVIDUALS:

(Signature)

(Print Name)

Attestation By Secretary Of
ADDRESS TO WHICH NOTICES SHALL BE SENT: Noodles & Company 520 Zang Street, Suite D Broomfield, CO 80021 Attn: General Counsel	ADDRESS TO WHICH NOTICES SHALL BE SENT:

DEVELOPMENT MILESTONES CHECKLIST

	WHAT YOU DO	WHAT WE WILL DO
☒	RESAC Approval
	☐ Submit Complete Site Package via CD or Zip file(See Site Package checklist)	Within 45 days of receipt, N & C will send you an approval/disapproval letter
☒	Lease / Purchase Agreement
	☐ Submit Copy of Lease/Purchase Agreement (with Exhibit C completed and attached) ☐ Send N & C a copy of the Executed Lease	Within 14 days of receipt, N & C will send you an approval / disapproval letter. N & C should receive this within 5 days of execution
☒	Franchise Agreement & Fee
	☐ Sign Franchise Agreement and return along with the Franchise Fee to N & C within 30 days of leasing the premises or when construction begins, whichever comes first.	Copy of Executed FA sent to FAO
☒	Design Review / Plan Approval
	☐ Submit Equipment plan and Signage/Trade Dress elevation ☐ Submit Permit Plan Drawings	Within approximately 10 days of receipt of each set of plans, N & C will send you an approval / disapproval letter with comments.
☒	General Manager
☐ Identify GM, begin training at wk -10
☒	Determine Training Support Needs
	☐ Discuss needs with Ops wk -6 ☐ Commit to Turnover Date	N & C will coordinate if appropriate
☒	Grand Opening Plan
	☐ Submit Grand Opening Plan wk -8	Within approximately 7 days of receipt, N & C will send you an approval/disapproval letter with comments.
☒	Ops Turnover/Final Design Visit
	☐ Building is “turned over” by contractor to FAO (-10 to 14 days)	For first 2 Restaurants, N & C development team will verify design
☒	“As Built” Drawings
☐ Copy of “As Builts” are provided to N & C for storage (cad CD’s)
☒	Restaurant Opens!
	☐ Deliver an exceptional dining experience to every guest!	N&C Ops will complete an Operations Evaluation with in 45 days of open

EXHIBIT A

TO THE FRANCHISE AGREEMENT BETWEEN
NOODLES & COMPANY, A DELAWARE CORPORATION, AND

DATED                    ,

FOR THE SITE LOCATED AT:

AREA OPERATOR INFORMATION

1.	Operating Partner. The name and home address of the Operating Partner is as follows:

	Name:	Home Address:

2.	Form of Entity of Franchisee.

(a) Corporation or Limited Liability Company. Franchisee was organized on                           , under the laws of the State of                                                    Its Federal Identification Number is                                 . It has not conducted business under any name other than its corporate or company name. The following is a list of all of Franchisee’s directors and officers or managing members as of the date hereof.

	Name of Each Director/Officer/Managing Member	Position(s) Held

(b) Partnership. Franchisee is a [general] [limited] partnership formed on                           under the laws of the State of                               . Its Federal Identification Number is                                   . It has not conducted business under any name other than its partnership name. The following is a list of all of Franchisee’s general partners as of the date hereof.

Name of Each General Partner

Owners.  Franchisee and each of its Owners represents and warrants that the following is a complete and accurate list of all Owners of Franchisee, including the full name and mailing address of each Owner, and fully describes the nature and extent of each Owner’s interest in Franchisee.  Franchisee and each Owner as to his ownership interest, represents and warrants that each Owner is the sole and exclusive legal and beneficial owner of his ownership interest in Franchisee, free and clear of all liens, restrictions, agreements and encumbrances of any kind or nature, other than those required or permitted by this Agreement.

OWNER’S NAME AND ADDRESS:	PERCENTAGE AND NATURE OF OWNERSHIP INTEREST:

Submitted by Franchisee on this day of , 20	Accepted by Franchisor and made a part of the Franchise Agreement as of , 20 .

Name of corporation or Partnership:	NOODLES & COMPANY,
a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

By:

Name:

Title:

OWNERS:

Signature:
Printed Name:

Signature:
Printed Name:

Signature:
Printed Name:

EXHIBIT B

PRINCIPAL OWNERS’ PERSONAL GUARANTY OF
FRANCHISEE’S OBLIGATIONS

FOR THE SITE LOCATED AT:

In consideration of, and as an inducement to, the execution of the Noodles & Company Franchise Agreement dated as of                                                                           ,                  (the “Agreement”) by and between Noodles & Company (“Franchisor”), and                                                                                                        (“Franchisee”), each of the undersigned owners of a ten percent (10%) or greater interest in Franchisee hereby personally, unconditionally and irrevocably: (1) guarantees to Franchisor and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that Franchisee shall  timely perform each and every undertaking, agreement and covenant set forth in the Agreement (and any amendments), including the timely performance of all financial obligations, and that each and every representation of Franchisee made in connection with the Agreement (and any amendments) are true, correct and complete in all respects at and as of the time given; and (2) agrees personally to be bound by, and personally liable for the breach of, each and every provision in the Agreement (and any amendments).  Notwithstanding the foregoing, the undersigned shall have no obligation under section 7.02 or 7.03 of the Franchise Agreement after the second anniversary of the later of (a) the date of the undersigned ceases to have an ownership interest in Franchisee or (b) the date of undersigned ceases to render services to the Franchisee.

Each of the undersigned waives: (a) acceptance and notice of acceptance by Franchisor of the foregoing undertakings; (b) notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed; (c) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; (d) any right he or she may have to require that an action be brought against Franchisee or any other person as a condition of liability; (e) notice of any amendment to the agreement; and (f) any and all other notices and legal or equitable defenses to which he or she may be entitled.

Each of the undersigned consents and agrees that: (i) his or her direct and immediate liability under this guaranty shall be joint and several; (ii) he or she shall render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses to do so in a  timely manner (iii) such liability shall not be contingent or conditioned upon pursuit by Franchisor of any remedies against Franchisee or any other person; and (iv) such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence that the Franchisor may from time to time grant to Franchisee or to any other person including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable until satisfied in full.

Except for claims by either party for payments owed by one party to the other and except for claims requesting injunctive relief, any controversy or claim arising out of or relating to this Agreement or the making, interpretation, or performance hereof, shall first be submitted to mediation.  The parties shall agree on a single mediator within thirty (30) days after notice by the complaining party, and if no mediator is mutually agreed upon within such thirty (30) days, then the mediation shall be submitted by the complaining party to the American Arbitration Association’s (“AAA’s”) regional office located closest to our principal place of business.  The mediation proceedings shall be conducted in the city where we then have our principal place of business.  If mediation is not successful in resolving the dispute, on demand of either party the dispute shall be submitted to a court of competent jurisdiction.

Subject to the foregoing, the parties irrevocably submit to the jurisdiction of the Federal Courts of the United States and of the courts of the state, city and county in which our principal place of business is located (which is, as of the date hereof, the State of Colorado, City and County of Broomfield) in any suit, action, or proceeding, arising out of or relating to this Agreement or any other dispute between the parties.  The parties irrevocably agree that all claims in respect of any such suit, action, or proceeding brought by you must be brought therein except with respect to matters that are under the exclusive jurisdiction of the Federal Courts of the United States, which shall be brought in the Federal District Court nearest to our principal place of business.  The parties irrevocably waive, to the fullest extent either party may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding, and the defense of lack of personal jurisdiction.

The parties agree that service of process for purposes of any such suit, action, or proceeding arising out of this Agreement may be made by serving a person of suitable age and discretion (such as the person in charge of the office) at the notice address specified on the signature page of this Agreement.

These dispute resolution provisions shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B

(continued)

IN WITNESS WHEREOF, each of the undersigned has hereunto affixed his signature, under seal, on the same day and year as the Agreement was executed.

PERCENTAGE OF OWNERSHIP INTERESTS IN FRANCHISEE	GUARANTOR(S)

(Signature)

(Print Name)

NOTICE ADDRESS:

(Signature)

(Print Name)

NOTICE ADDRESS:

(Signature)

(Print Name)

NOTICE ADDRESS:

Subscribed and sworn to before me this              day of

Notary Public

My Commission expires:

EXHIBIT C

CONFIRMATION OF TERM COMMENCEMENT DATE

FOR THE SITE LOCATED AT:

Reference is hereby made to a Franchise Agreement dated                          (“Agreement”) by and between Noodles & Company (“Franchisor”) and                                                                    (“Franchisee”).  Pursuant to Section 2.01 of the Agreement, Noodles & Company hereby gives notice that the Term (as defined in the Agreement) commenced on                 ,           .

WITNESS the execution hereunder seal as of the             day of                         ,               .

FRANCHISOR:

Noodles & Company, a Delaware corporation

By:

Print Name:

Title:

EXHIBIT D

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

(To be executed by all owners

and Operating Partners)

In conjunction with your investment in or provision of services to                                                                          (“Franchisee”), you (“Investor” or “you”), acknowledge and agree as follows:

1.                                 Franchisee owns and operates, or is developing, a Noodles & Company Restaurant pursuant to a franchise agreement dated                                 ,                   (“Franchise Agreement”) with Noodles & Company, a copy of which is attached hereto.  The Franchise Agreement requires persons with legal or beneficial ownership interests in Franchisee under certain circumstances to be personally bound by the confidentiality and non-competition covenants contained in the Franchise Agreement.  You are entering into this Agreement to induce Noodles & Company to enter into the Franchise Agreement.  All capitalized terms contained herein and not otherwise defined herein shall have the same meaning set forth in the Franchise Agreement.

For purposes of this Agreement:

“Competitive Business” means any business that operates or franchises one or more restaurants:  (1) whose sales of Specified Dishes (as defined below) collectively constitute more than 10% of restaurant operating revenues; (2) that are the same as, or substantially similar to, the Noodles & Company concept as it evolves or changes over time; or (3) that operate in a fast casual or quick casual format.  As used in this Agreement, “Specified Dishes” means noodle dishes, pasta dishes, Asian dishes, Italian or Mediterranean dishes and any other dishes that are the same or substantially similar to the dishes on the Noodles & Company menu (“Noodles & Company Dishes”) as it may evolve or change over time.  Restrictions in this Agreement on competitive activities do not apply to: (a) the ownership or operation of other Noodles & Company restaurants we or our Affiliates licenses; (b) the ownership of shares of a class of securities that are listed on a public stock exchange or traded on the over-the-counter market and that represent less than five percent (5%) of that class of securities; or (c) any restaurant concept whose per person average check during the preceding twelve (12) months was more than fifty percent (50%) higher or lower than Noodles & Company per person average check for the same period.  Revenue of a restaurant, as used in this definition means the aggregate amount of all sales of food, beverages and other products sold in or by such restaurant, whether for cash or credit, but excluding all federal, state or municipal sales or service taxes collected from customers and paid to the appropriate taxing authorities, all coupons, promotions, discounts and refunds.

2.                                      You acknowledge and agree that your execution of this Agreement is a condition to Noodles & Company entering into the Franchise Agreement and that you have received good and valuable consideration for executing this Agreement.  Noodles & Company may enforce this Agreement directly against you and your Owners (as defined below).

3.                                      If you are a corporation, partnership, limited liability company or other entity, all persons who have a legal or beneficial interest in you (“Owners”) must also execute this Agreement.

4.                                      You and your Owners, if any, may gain access to parts of Noodles & Company’s Confidential Information as a result of investing in Franchisee.  The Confidential Information is proprietary and includes Noodles & Company trade secrets.  You and your Owners hereby agree that while you and they have a legal or beneficial ownership interest in Franchisee and indefinitely thereafter you and they: (a) will not use the Confidential Information in any other business or capacity (such use being an unfair method of competition); (b) will exert best efforts to maintain the confidentiality of the Confidential Information; (c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic or other form; and (d) will not distribute, disclose, or otherwise cause the distribution of any Noodles & Company Confidential Information.  If you or your Owners cease to have an interest in Franchisee, you and your Owners, if any, must deliver to Noodles & Company any such Confidential Information in your or their possession.

5.                                      During the term of the Franchise Agreement, you and your Owners shall not, without Noodles & Company’s prior written consent, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours, without obtaining the employer’s consent, which consent may be withheld for any reason.  We may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) the United States.

6.                                      For a continuous uninterrupted period commencing upon the expiration or termination of the Franchise Agreement and for two (2) years thereafter, you and your Owners, shall not, without Noodles & Company’s prior written consent, either directory or indirectly, for yourself or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform,

directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours, without obtaining the employer’s consent, which consent may be withheld for any reason.  We may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) any Designated Market Area (as defined by Nielsen Media Research) where any Noodles & Company Restaurant is located.

7.                                      Notwithstanding the foregoing, you will have no obligation under Section 5 or Section 6 after the second anniversary of the later of (a) the date you cease to have an ownership interest in Franchisee or (b) the date you cease to render services to Franchisee.

8.                                    You and each of your Owners expressly acknowledge the possession of skills and abilities of a general nature and the opportunity to exploit such skills in other ways, so that enforcement of the covenants contained in Sections 5 and 6 will not deprive any of you of your personal goodwill or ability to earn a living.  If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope or in terms of geographical area, type of business activity prohibited and/or length of time, but could be rendered enforceable by reducing any part or all of it, you and we agree that it will be enforced to the fullest extent permissible under applicable law and public policy.  Noodles & Company may obtain, in any court of competent jurisdiction, any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause it irreparable harm.  You and each of your Owners acknowledges that any violation of Sections 4, 5 or 6 hereof would result in irreparable injury for which no adequate remedy at law may be available.  If Noodles & Company files a claim to enforce this Agreement and prevails in such proceeding, you agree to reimburse Noodles & Company for all its costs and expenses, including reasonable attorneys’ fees.

9.                                      Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C.  1051 et seq.) or other federal law, this Agreement shall be interpreted under the laws of the State of Colorado, excluding its choice of laws rules.  This Agreement shall be construed under the laws of the State of Colorado, provided the foregoing shall not constitute a waiver of any of your rights under any applicable franchise law of another state.  Otherwise, in the event of any conflict of law, Colorado law will prevail, without regard to its conflict of law principles.  However, if any provision of this Agreement would not be enforceable under Colorado law, and if your Noodles & Company Restaurant is located outside of Colorado and such provision would be enforceable under the laws of the state in which your Noodles & Company Restaurant is located, then such provision shall be construed under the laws of that state.

10.                               You understand and acknowledge that Noodles & Company shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without your consent, effective immediately upon written notice to you.  You shall comply forthwith with any covenant as so modified, which shall be full enforceable notwithstanding the provisions hereof.

11.                               The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement.  If all or any portion of a covenant is held unreasonable or unenforceable by a court or agency having valid jurisdiction, the parties desire the court to reform the covenant to render the covenant enforceable, but only to the extent required to render the covenant enforceable, so that Noodles & Company may obtain the greatest possible level of protection from the misuse of Confidential Information, the diversion of customers, the solicitation of its employees and unfair competition; and in such event, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Agreement.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT D

(continued)

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on this day of                                         ,                           .

INVESTOR

If an Individual:	If a corporation, partnership, limited liability
company or other legal entity:

(Signature)	By:
Print Name:
Title:
(Print Name)

OWNERS

By:
Print Name:

By:
Print Name:

By:
Print Name:

By:
Print Name:

EXHIBIT E

PROTECTED AREA EXHIBIT